Exhibit 10.6

Execution Version

Loan Agreement

among

Limbach Facility Services LLC, a Delaware limited liability company, as Borrower,

Limbach Holdings LLC, a Delaware limited liability company,

as Parent,

The Guarantors
from time to time party hereto,

The Lenders

from time to time party hereto,

and

Alcentra Capital Corporation, a Maryland corporation,

as Agent

Dated as of July 20, 2016

-i-

-ii-

-iii-

Exhibit A	—	[Reserved]
Exhibit B	—	[Reserved]
Exhibit C	—	[Reserved]
Exhibit D	—	Note
Exhibit E	—	Compliance Certificate
Exhibit F	—	Assignment and Assumption
Exhibit G	—	Additional Guarantor Supplement
Schedule 1	—	Loans
Schedule 1-A	—	Capital Leases
Schedule 1-B	—	June 2016 EBITDA Calculations
Schedule 2.4(B)	—	Conversion Calculation
Schedule 5.5	—	Litigation

-iv-

Schedule 5.9	—	ERISA
Schedule 5.10	—	Subsidiaries
Schedule 5.16	—	Labor Relations
Schedule 5.25	—	Material Agreements
Schedule 6.30	—	Post-Closing Matters

-v-

Loan Agreement

This Loan Agreement is entered into as of July 20, 2016, by and among Limbach Facility Services LLC, a Delaware limited liability company (the “Borrower”), Limbach Holdings LLC, a Delaware limited liability company (the “Parent”), and the direct and indirect Subsidiaries of the Borrower from time to time party to this Agreement, as Guarantors, the various institutions from time to time party to this Agreement, as Lenders, and Alcentra Capital Corporation, a Maryland corporation, as Agent.

The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement. In consideration of the mutual agreements set forth in this Agreement, the parties to this Agreement agree as follows:

Section 1.          Definitions; Interpretation.

Section 1.1.          Definitions. The following terms when used herein shall have the following meanings:

“Acquired Business” means the entity or assets acquired by the Borrower or another Loan Party in an Acquisition, whether before or after the date hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Ownership Interests of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary), provided that the Borrower or another Loan Party is the surviving entity.

“Agent” means Alcentra, as contractual representative for itself and the other Lenders and any successor in such capacity pursuant to Section 9.7.

“Administrative Questionnaire” means, with respect to each Lender, an Administrative Questionnaire in a form supplied by the Agent and duly completed by such Lender.

“Affiliate” means any Person directly or indirectly controlling (including all stockholders, members, directors, partners, managers, and officers of such Person) or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, managers, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors, managers or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Loan Agreement.

“AHYDO Payment Date” is defined in Section 2.4(d).

“Alcentra” means Alcentra Capital Corporation, a Maryland corporation.

“Amended and Restated Senior Subordinated Loan Agreement” means that certain Amended and Restated Senior Subordinated Loan Agreement dated as of November 23, 2004, by and among Borrower, the other borrowers named therein, FdG HVAC LLC, Marathon I, B.V., and the other financial institutions party thereto, as amended by that certain Amendment to Amended and Restated Senior Subordinated Loan Agreement dated as of August 24, 2007, and as further amended by that certain Second Amendment to Amended and Restated Senior Subordinated Loan Agreement dated March 30, 2010, and as further amended by that certain Third Amendment to Amended and Restated Senior Subordinated Loan Agreement dated September 2, 2011.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.9(b)(iii)), and accepted by the Agent, in substantially the form of Exhibit F or any other form approved by the Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 3.1 or on any update of any such list provided by the Borrower to the Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Agent.

“Bonding Agreements” is defined in Section 5.24(b).

“Bonding Company” means Travelers Casualty and Surety Company of America, a Connecticut corporation, or any other nationally recognized bonding company reasonably satisfactory to the Agent.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in New York, New York.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP excluding (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) that portion of the gross purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment that represents the credit granted by the seller of such equipment for the equipment being traded in at such time, or (iii) the purchase of assets that would otherwise constitute Capital Expenditures to the extent financed with the proceeds of any Disposition permitted hereunder. Notwithstanding anything herein to the contrary, (x) vehicle leases entered into in the ordinary course of business shall not constitute Capital Expenditures and (y) Permitted Acquisitions of all or substantially all of the assets of a Person shall not constitute Capital Expenditures.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee; provided that, no operating lease shall constitute a Capital Lease by virtue of a change in GAAP occurring after the Closing Date. Each Capital Lease in effect on the Closing Date is set forth on Schedule 1-A attached hereto.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Equivalents” means, as to any Person: (a) investments in direct obligations of, or fully guaranteed by, the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of acquisition thereof; (b) investments in commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s or S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service) maturing within one year of the date of issuance thereof; (c) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (d) investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; and (e) marketable short-term money market or similar securities having a rating of at least P-2 by Moody’s or A-2 by S&P (or, if at any time neither Moody’s or S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service).

“Cash Interest Rate” means thirteen percent (13.00%) per annum.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (other than Permitted Holders) at any time of beneficial ownership of fifty percent (50%) or more of the outstanding Ownership Interests of Limbach, Inc. on a fully-diluted basis; (b) Limbach, Inc. shall fail to own one hundred percent (100%) of the Ownership Interests of the Parent, (c) the Parent shall fail to own one hundred percent (100%) of the Ownership Interests of the Borrower or any of its other Subsidiaries, (d) the Borrower shall fail to own, directly or indirectly, one hundred percent (100%) of the Ownership Interests of any of its Subsidiaries that are Guarantors or that are required to be Guarantors under this Agreement, (e) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (f) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Material Indebtedness (including the Senior Facility Debt) of any Loan Party shall occur.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 3.1 shall be satisfied or waived in a manner acceptable to the Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, or any successor statute thereto.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” means as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or entered into in the ordinary course of business in connection with any contractual arrangement, including any Acquisition, Capital Expenditure, Investment or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Contingent Obligation shall be deemed to be the amount required to be reflected on the financial statements of a Person determined in accordance with GAAP.

“Controlled Group” means all members of a controlled group of corporations, limited liability companies, partnerships and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414(b) or (c) of the Code and, for purposes of Section 302 of ERISA and Section 412 of the Code, under Section 414(b), (c), (m), and (o) of the Code.

“Conversion Date” means the date upon which any Conversion Event occurs.

“Conversion Event” is defined in Section 2.4(b).

“Conversion Price” means, with respect to the Deferred Interest capitalized pursuant to Section 2.4(b) on any Interest Payment Date, ten dollars ($10.00) per share, subject to appropriate adjustment in the event of any subdivision (by stock split, stock dividend or otherwise) or any combination (by reverse stock split or otherwise).

“Conversion Shares” is defined in Section 2.4(b).

“Damages” means all damages, including punitive damages (if payable to a third party), liabilities, costs, expenses, losses, judgments, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action, removal and remedial costs, compliance costs, investigation expenses, consultant fees, attorneys’ and paralegals’ fees and litigation expenses.

“Debtor Relief Laws” means the United States Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Deferred Interest” is defined in Section 2.4(a).

“Deferred Interest Principal” is defined in Section 2.4(b).

“Deferred Interest Rate” means three percent (3.00%) per annum.

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 6.13(a) or6.13(g).

“Dollars” and “$” each means the lawful currency of the United States of America.

“Duly Authorized Officer” means the President, Chief Executive Officer, the Chief Financial Officer, any Vice-President, the Treasurer (if at any time applicable), and the Secretary of each Loan Party, as applicable.

“EBITDA” means, with reference to any period, Net Income for such period plus, without duplication,the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period, (d) transaction expenses incurred during such period in connection with Permitted Acquisitions, whether or not consummated, not to exceed $50,000 in the aggregate during such period, (e) all fees and expenses paid in cash by the Borrower and its Subsidiaries during such period and paid on or before that date occurring six months after the Closing Date in connection with this Agreement and the Related Transactions in an aggregate amount not to exceed $2,500,000 and (f) losses or other charges related to Legacy Claims during such period in an amount not to exceed $500,000 during such period and in an aggregate amount not to exceed $2,500,000 during the term of this Agreement; provided that, for each fiscal quarter ending on the dates set forth below, “EBITDA” shall be equal to the corresponding amount set forth below for each such respective quarter and EBITDA for the fiscal quarter ending June 30, 2016 shall mean the actual EBITDA for the period then ending calculated in accordance with the foregoing definition plus the amounts set forth on Schedule 1-B:

September 30, 2015	$3,346,000

December 31, 2015	$5,068,000

March 31, 2016	$3,311,000

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.9(b)(iii), 10.9(b)(v) and 10.9(b)(vi) (subject to such consents, if any, as may be required under Section 10.9(b)(iii)).

“Environmental Claim” means any investigation, notice of violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising pursuant to or in connection with: (a) an actual or alleged violation of any Environmental Law, (b) any Hazardous Material, (c) any actual or threatened abatement, removal, investigation, remediation or corrective or response action required by Environmental Laws or any Governmental Authority, or (d) any actual or alleged damage, injury, threat or harm to human health, safety natural resources or the environment.

“Environmental Law” means any applicable Legal Requirement pertaining to (a) the protection, conservation, use or management of the environment, human health and safety, natural resources and wildlife, (b) the protection or use of surface water or groundwater, (c) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, investigation, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material, or (d) any Release of Hazardous Materials to air, land, surface water or groundwater, and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Event” means (a) a reportable event as described in Section 4043(c) of ERISA (unless the 30-day notice requirement has been waived under applicable regulations) with respect to a Plan; (b) the withdrawal of the Loan Party or any member of its Controlled Group from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Loan Party or any member of its Controlled Group from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of reorganization, insolvency or termination (or the treatment of a plan amendment as a termination) under Section 4041 or 4041A of ERISA; (e) the termination of a Plan or the filing of a notice to terminate a Plan under Section 4041(c) of ERISA; (f) the institution by the PBGC of proceedings to terminate a Plan; (g) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (h) the determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (i) the determination that any Multiemployer Plan is in critical or at-risk status within the meaning of Section 432 of the Code or Section 305 of ERISA; (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Loan Party or any member of its Controlled Group; or (k) a failure by the Loan Party or any member of its Controlled Group to meet all applicable requirements regarding minimum required contributions set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA in respect of a Plan, whether or not waived, or the failure by the Loan Party or any member of its Controlled Group to make any required contribution to a Multiemployer Plan.

“Event of Default” means any event or condition identified as such in Section 7.1.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Interest” is defined in Section 10.16.

“Excluded Equity Issuances” means the issuance by any Subsidiary of equity securities to the Borrower or any Guarantor, as applicable.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan (or otherwise pursuant to any Loan Document) pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 10.2(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 10.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 10.1(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such sections that are substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure Notice or similar guidance issued by the U.S. Internal Revenue Service as a precondition to relief or exemption from taxes under such provisions), and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into in connection with the implementation of such Sections.

“Fixed Charge Coverage Ratio” means, at any time the same is to be determined, the ratio of (a) EBITDA for the four consecutive fiscal quarters of the Borrower and its Subsidiaries then most recently ended less Capital Expenditures made by the Borrower and its Subsidiaries during the same four consecutive fiscal quarters not financed with Indebtedness to (b) Fixed Charges for the same four consecutive fiscal quarters.

“Fixed Charges” means, with reference to any period, the sum of (a) all scheduled payments of principal made or to be made during such period with respect to Indebtedness (for clarity, excluding mandatory prepayments pursuant to Section 2.8(b)(v) of the Senior Credit Agreement) (“Principal Payments”) of the Borrower and its Subsidiaries, plus (b) the cash portion of any Interest Expense for such period, plus (c) Restricted Payments made by the Borrower and its Subsidiaries during such period (including, for the avoidance of doubt, Tax Distributions made during such period), plus (d) without duplication federal, state, and local income taxes paid in cash by the Borrower and its Subsidiaries during such period. For purposes of calculating Fixed Charges for any period prior to the quarter ending September 30, 2017, (x) scheduled payments of principal shall be deemed for all periods included in such calculation to be an aggregate of $3,000,000 and (y) the cash portion of any Interest Expense for such period shall mean (A) for the fiscal quarter ending September 30, 2016, the actual cash Interest Expense for such quarter multiplied by 4, (B) for the fiscal quarter ending December 31, 2016, the actual cash Interest Expense for the fiscal quarters ending September 30, 2016 and December 31, 2016 multiplied by 2, and (C) for the fiscal quarter ending March 31, 2017, the actual cash Interest Expense for the fiscal quarters ending September 30, 2016, December 31, 2016 and March 31, 2017 multiplied by 4/3.

“Florida Property” means that certain parcel of real property located at 5401 Benchmark Lane, Sanford, Florida 32773.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” means the Obligations, whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired (including all interest, costs, fees, and charges after the entry of an order for relief against any Loan Party in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against such Loan Party in any such proceeding).

“Guarantors” means and includes the Parent, each direct and indirect Subsidiary of the Borrower, and the Borrower, in its capacity as a guarantor of the Obligations of another Loan Party.

“Guaranty Agreements” means and includes the Guarantee of the Loan Parties provided for in Section 11, and any other guaranty agreement executed and delivered in order to guarantee the Obligations or any part thereof in form and substance acceptable to the Agent.

“Hazardous Material” means any hazardous, toxic or harmful chemical, substance, waste, compound, material, product or byproduct subject to or regulated under Environmental Laws, including but not limited to radon, asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof) and lead.

“Hedge Agreement” means any (a) agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or its Subsidiaries shall be a Hedge Agreement or (b) any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement.

“Hostile Acquisition” means the acquisition of the Ownership Interests of a Person through a tender offer or similar solicitation of the owners of such Ownership Interests which has not been approved (prior to such acquisition) by resolutions of the board of directors of such Person or by similar action if such Person is not a corporation, and, if such acquisition has been so approved, as to which such approval has not been withdrawn.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness of such Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, whether or not such Person has assumed or become liable for the payment of such indebtedness, (e) all indebtedness secured by any Lien upon property of such Person, (f) all Capitalized Lease Obligations of such Person, (g) any existing reimbursement, payment or similar obligations of such Person in respect of bankers’ acceptances, letters of credit and other extensions of credit whether or not representing obligations for borrowed money, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Ownership Interest in such Person or any other Person or any warrant, right or option to acquire such Ownership Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all obligations of such Person under any Hedge Agreement (in each case valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable agreement, if any), (j) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, (k) all obligations under any so-called “synthetic lease” transaction entered into by such Person, (l) all obligations under any so-called “asset securitization” transaction entered into by such Person, and (m) all Contingent Obligations of such Person in respect of indebtedness referred to in clauses (a) through (l) above, it being understood that the term “Indebtedness” shall not include (i) payables, purchase orders, and accrued expenses arising in the ordinary course of business or (ii)  obligations of such Person in respect of (x) payment of bonuses or other deferred compensation to employees of such Person or any of its Subsidiaries, (y) any purchase price adjustment, earnout or deferred payment obligation of a similar nature incurred in connection with an Acquisition, and (z) deposits from customers. For the avoidance of doubt, any premiums payable under the Bonding Agreements shall not be Indebtedness unless not paid when due.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” is defined in Section 10.12(b).

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense, and other banking fees, discounts, charges and commissions) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” is defined in Section 2.4(a).

“Inventory” means “inventory” as defined in the UCC, including, without limitation, any and all inventory and goods of each Loan Party, wheresoever located, whether now owned or hereafter acquired by such Loan Party, which are held for sale or lease, furnished under any contract of service or held as raw materials, work-in-process or supplies, and all materials used or consumed in such Loan Party’s business, and shall include such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by such Loan Party.

“Investment” means any investment in any Person, whether by means of a loan or advance, guarantee of obligations, purchase of equity or obligations, acquisition of all or any substantial part of the assets or business of any Person or any division thereof, entry into joint ventures or partnerships, purchase or ownership of a futures contract or otherwise becoming liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract.

“IRS” means the United States Internal Revenue Service.

“Legacy Claims” means charges and/or losses pertaining to the pending litigation arising out of the contracts or construction projects commonly known as SCI Fayette and Wilshire Vermont as described on Schedule 5.5 to this Agreement.

“Legal Requirement” means any treaty, convention, statute, law, common law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree, restriction or other requirement of any Governmental Authority.

“Lenders” means and includes the banks, financial institutions and other lenders from time to time party to this Agreement, as a “Lender” hereunder, including each assignee Lender pursuant to Section 10.9.

“Lien” means any lien, mortgage, deed of trust, pledge, assignment as collateral security, security interest, charge, or encumbrance in the nature of security in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement, and any option, trust, authorized UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing.

“Limbach, Inc.” means Limbach Holdings, Inc., a Delaware corporation, which entity was named 1347 Capital Corp. prior to the consummation of the Required Merger and the Related Transactions.

“Limbach Stock” means the common stock of Limbach, Inc.

”Liquidation Shares” means the number of shares of Limbach Stock equal to (i) the portion of the Deferred Interest Principal being converted divided by (ii) the five day weighted trading average of a share of Limbach Stock for the five Business Days preceding the Conversion Date.

“Loan” is defined in Section 2.1.

“Loan Documents” means this Agreement, the Notes (if any), the Guaranty Agreements, the Senior Subordination Agreement, the Surety Subordination Agreement, the Subordination Agreements and each other agreement, instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Loan Party” means the Borrower and each of the Guarantors.

“Margin Stock” shall have the meaning given to such term in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the business, condition (financial or otherwise), operations, performance or Properties of the Borrower or of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform its material obligations under any Loan Document or (c) a material adverse effect upon  the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document or the rights and remedies of the Agent and the Lenders thereunder.

“Material Agreement” means:

(a)          any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $1,100,000 per annum;

(b)          any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, other than in the ordinary course of business, the term of which extends over a period of more than one year from the date hereof or which involves consideration in excess of $825,000;

(c)          any agreement concerning a partnership or joint venture;

(d)          any agreement (or group of related agreements) under which Borrower or any of its Subsidiaries has created, incurred, assumed, or guaranteed any Indebtedness, or any Capitalized Lease Obligation, in excess of $825,000 or under which a Person has imposed a lien on any of the Borrower’s or its Subsidiaries’ Property;

(e)          [reserved];

(f)          any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $550,000 or providing material severance benefits;

(g)          any agreement under which the consequences of a default or termination would have a Material Adverse Effect;

(h)          any agreement under which Borrower or any Subsidiary of the Borrower has loaned any Person, other than an officer, manager or director of the Borrower or any Subsidiary of the Borrower, amounts in the aggregate exceeding $825,000; or

(i)          other agreement (or group of related agreements) entered into other than in the ordinary course of business, the performance of which involves consideration in excess of $825,000.

“Maximum Rate” is defined in Section 10.16.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 23, 2016, by and between the Parent and Limbach, Inc.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan described in Section 4001(a)(3) of ERISA, to which a Loan Party or any member of the Controlled Group makes or is obligated to make contributions, or during the preceding five plan years, has made or has been obligated to make contributions or to which a Loan Party or member of the Controlled Group may have liability.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition, (ii) sale, use or other transactional taxes paid or payable (or, without duplication Tax Distributions) by such Person as a direct result of such Disposition, (iii) the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable (the “Reserve Cash Proceeds”) in each case during the year that such Disposition occurred or in the next succeeding year (the “Reserve Period”) and that are directly attributable to such Disposition (as determined reasonably and in good faith by a Duly Authorized Officer); provided that (A) the Borrower has provided the Agent written notice of such Reserve Cash Proceeds prior to or contemporaneously upon receiving such cash proceeds and (B) any and all Reserve Cash Proceeds that have not been used to pay such liabilities shall be paid ratably to the Lenders on the last day of the applicable Reserve Period, and (iv) the amount of any Indebtedness secured by a Lien on the asset and discharged from the proceeds of such Disposition, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of (i) reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments and (ii) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, and (c) with respect to any offering of Ownership Interests of a Person or the issuance of any Indebtedness by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

“Net Income” means, with reference to the applicable period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income:(a) extraordinary gains and losses reasonably acceptable to the Agent in its Permitted Discretion, (b) non-cash gains and losses realized on any Disposition, (c) the cumulative effect of a change in accounting principles and (d) non-cash write ups and write downs resulting from purchase accounting adjustments other than goodwill, inventory and accounts receivable in connection with a Permitted Acquisition; provided further that, there shall also be excluded from Net Income (x) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Borrower or another Subsidiary, except to the extent that the Borrower has delivered the financial statements of the Acquired Business for such period, which financial statements shall have been reviewed or audited by an independent accounting firm reasonably satisfactory to the Agent, and the Agent agrees to the inclusion of such net income (or net loss) of such Person, (y) the net income (or net loss) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an Ownership Interest in, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period, and (z) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Legal Requirement applicable to such Subsidiary.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders or all Lenders, in each instance in accordance with the terms of Section 10.10, and (b) has been approved by the Required Lenders.

“Note” is defined in Section 2.12(d).

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans (including all after the commencement of an insolvency proceeding regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding), all fees and charges payable hereunder, and all other payment obligations of any Loan Party arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, and including all interest costs, fees, and charges after commencement of an insolvency proceeding regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“Original Principal” means the outstanding principal amount of the Loans that is not Deferred Interest Principal.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, or code of regulations, or other similar document and any certificate of designations or instrument relating to the rights of shareholders of such corporation, (b) for any partnership, the partnership agreement or other similar agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement, limited liability company agreement, or other similar agreement, and articles or certificate of formation of such limited liability company, and (d) with respect to any joint venture, trust or other form of business entity, the joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a Lien under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.2(b)).

“Ownership Interest” means all shares, interests, participations, rights to purchase, rights to transfer, rights to control, options, warrants, general or limited partnership interests, limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the Rules and Regulations promulgated by the Securities and Exchange Commission (17 C.F.R. § 240.3a11-1) under the Securities and Exchange Act of 1934).

“Parent” is defined in the introductory paragraph of this Agreement.

“Participant” is defined in Section 10.9(d).

“Participant Register” is defined in Section 10.9(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means, for each Lender, the percentage held by such Lender of the aggregate principal amount of all Loans then outstanding.

“Perfection Certificate” means that certain Perfection Certificate dated as of the Closing Date from the Borrower to the Agent.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a)          the Acquired Business is in the same line of business engaged in as of the date of this Agreement by the Borrower and any of its Subsidiaries or a Related Line of Business and has its primary operations in the United States of America;

(b)          the Acquisition shall not be a Hostile Acquisition;

(c)          the Total Consideration for the Acquired Business, when taken together with the Total Consideration for all Acquired Businesses acquired during the immediately preceding 12-month period, shall not exceed $2,500,000 in the aggregate during such period, or $10,000,000 in the aggregate during the term of this Agreement or such greater amount as approved by the Required Lenders;

(d)          the Borrower shall have notified the Agent and Lenders not less than fifteen (15) days (or such shorter time period as may be agreed to by the Agent and the Required Lenders) prior to any such Permitted Acquisition;

(e)          if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied with the requirements of Section 4 in connection therewith;

(f)          the financial statements of the Acquired Business shall have been audited by a nationally recognized independent accounting firm or have undergone a review by an accounting firm reasonably acceptable to the Agent or a quality of earnings report shall have been furnished to the Agent from a firm reasonably acceptable to the Agent; and

(g)          (i) the Borrower shall have (x) Unused Revolving Credit Commitments (as defined in the Senior Credit Agreement) plus unrestricted cash and Cash Equivalents and (y) Borrowing Base Availability (as defined in the Senior Credit Agreement) plus unrestricted cash and Cash Equivalents, in each case, of at least $10,000,000 and (ii) no Default or Event of Default shall exist, including with respect to the covenants contained in Section 6.20 on a pro forma basis, provided that the Total Leverage Ratio on a pro forma basis shall be no greater than 0.25 less than the most recently applicable Total Leverage Ratio level, and the Borrower shall have delivered to the Agent a compliance certificate in the form of Exhibit E attached hereto evidencing such compliance with Section 6.20.

For the avoidance of doubt, the Loan Parties may enter into joint ventures (including Special Purpose Joint Ventures) in accordance with the terms of this Agreement, and no joint venture shall be deemed to be a Permitted Acquisition hereunder.

“Permitted Discretion” means a reasonable determination made by the Agent in good faith and in the exercise of reasonable business judgment from the perspective of an unsecured lender.

“Permitted Holders” means FdG HVAC LLC, Limbach Management Holding Company, LLC, Marathon Special Opportunity Master Fund, Ltd. and Charles A. Bacon III.

“Permitted Lien” is defined in Section 6.12.

“Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a Governmental Authority.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code, but excluding any Multiemployer Plan, that is maintained or contributed to, or during the preceding five plan years, has been maintained or contributed to by a Loan Party or by a member of the Controlled Group or to which a Loan Party or member of the Controlled Group may have liability.

“Prepayment Premium” means (i) if such prepayment occurs prior to the first anniversary of the Closing Date, three percent (3%) of the principal amount of the Loans being prepaid plus all interest that would be due on the Loans if the same had remained outstanding until the first anniversary of the Closing Date and (ii) if such prepayment occurs on or after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, three percent (3%) of the principal amount of the Loans being prepaid.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.

“Recipient” means (a) the Agent and (b) any Lender.

“Register” is defined in Section 10.9(c).

“Related Agreements” means the Bonding Agreements and the Merger Agreement.

“Related Line of Business” means engineering, design, construction and service/maintenance of general trades, mechanical, electrical, plumbing and/or fire protection business in the United States.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Transactions” means the transactions contemplated by the Related Agreements.

“Release” means any placing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into the environment, including the exacerbation of existing environmental conditions and the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Required Bonding Facility” means a bonding facility of adequate size to support the work program of the Borrower and its Subsidiaries and which is otherwise reasonably satisfactory to the Agent.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans constitute more than 66 2/3% of the sum of the total outstanding Loans.

“Required Merger” means the acquisition and merger transaction contemplated by the Merger Agreement.

“Resignation Effective Date” is defined in Section 9.7(a).

“Restricted Payments” means (i) any dividends on or any other distributions in respect of any class or series of Ownership Interests and (ii) any purchase, redemption or other acquisition or retirement of Ownership Interests.

“Retainage” means any all compensation withheld from the Borrower by customers pursuant to the common construction contracting practice commonly called or referred to as “retainage”.

“S&P” means Standard & Poor’s Ratings Services Group, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means a country or territory that is the subject of a Sanctions Program.

“Sanctioned Person” means (a) a Person named on a Sanctions List, each Person owned or controlled by a Person named on a Sanctions List, and each other Person that is subject to a Sanctions Program, (b) an agency or government of a Sanctioned Country, (c) an organization controlled directly or indirectly by a Sanctioned Country, or (d) a Person resident in a Sanctioned Country, to the extent subject to a Sanctions Program.

“Sanctions Event” means the event specified in Section 6.21(c).

“Sanctions Lists” means, and includes, (a) the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC, (b) the list of Sectoral Sanctions Identifications maintained by the U.S. Department of Treasury, (c) the list of Foreign Sanctions Evaders maintained by the U.S. Department of Treasury, and (d) any similar list maintained by the U.S. State Department, the U.S. Department of Commerce, the U.S. Department of Treasury, or any other U.S. Governmental Authority, or maintained by a Canadian Governmental Authority, the United Nations Security Counsel, or the European Union.

“Sanctions Programs” means (a) all economic, trade, and financial sanctions programs administered by OFAC (including all laws, regulations, and Executive Orders administered by OFAC), the U.S. State Department, and any other U.S. Governmental Authority, including the Bank Secrecy Act, anti-money laundering laws (including the Patriot Act), and any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulations or orders adopted by any State within the United States, and (b) to the extent applicable, all similar economic, trade, and financial sanctions programs administered, enacted, or enforced by the European Union or the United Kingdom.

“Senior Agent” means Fifth Third Bank, an Ohio banking corporation, as agent for the Senior Lenders.

“Senior Credit Agreement” means that certain Credit Agreement dated as of the date hereof, among the Loan Parties, the Senior Agent, and the Senior Lenders, as amended, modified, supplemented, restated or amended and restated from time to time in accordance with the terms of the Senior Subordination Agreement.

“Senior Facility Debt” has the meaning given to such term in the Senior Subordination Agreement.

“Senior Facility Loan Documents” has the meaning given to such term in the Senior Subordination Agreement.

“Senior Lenders” means the various financial institutions from time to time party to the Senior Credit Agreement as lenders.

“Senior Subordination Agreement” means that certain Subordination and Intercreditor Agreement dated as of the date hereof among the Agent, the Senior Agent, and the Loan Parties.

“Solvent” or “Solvency” means, when used with respect to any Person, that, as at any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (c) such Person will be able to pay its debts as they mature. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Joint Venture” means a joint venture entered into by one of the Loan Parties with another Person solely with respect to a particular contract, project or job and in which a subcontract is awarded to one of the Loan Parties from such joint venture entity.

“Stated Interest Rate” means sixteen percent (16.00%) per annum.

“Subordinated Debt” means any Indebtedness of the Parent and its Subsidiaries owing to a Person by that is subordinated in right of payment to the prior payment of the Obligations pursuant to subordination provisions approved in writing by the Agent in its reasonable discretion, which Indebtedness shall have interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are acceptable in form and substance to the Agent and which subordination provisions shall contain restrictions on enforcement, restrictions on payment, subordination terms, and other material terms that are acceptable in form and substance to the Agent.

“Subordination Agreements” means, collectively, any subordination agreements entered into with respect to Subordinated Debt.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Interests of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries; provided, however, that no entity formed for the sole purpose of being a Special Purpose Joint Venture shall be deemed a Subsidiary of the Borrower.

Surety Subordination Agreement” means that certain Intercreditor Agreement dated as of the date hereof by and between the Bonding Company and the Agent.

“Tangible Net Worth” shall mean, with respect to the Borrower and its Subsidiaries, the total of the capital stock (less treasury stock), paid-in capital surplus, and retained earnings (deficit) of the Borrower and any of its Subsidiaries as determined on a consolidated basis in accordance with GAAP after eliminating all inter-company items and all amounts properly attributable to minority interests, if any, in the stock and surplus of any such Subsidiary, minus the following items (without duplication of deductions), if any, appearing on the consolidated balance sheet of the Borrower or any of its Subsidiaries: (a) all deferred charges (less amortization, unamortized debt discount and expenses and corporate organization expenses), (b) the book amount of all assets which would be treated as intangibles under GAAP, including, without limitation, such items as goodwill, trademark applications, trade names, service marks, brand names, copyrights, patents, patent applications and licenses, and rights with respect to the foregoing, (c) the amount by which aggregate inventories or aggregate securities appearing on the asset side of such consolidated balance sheet exceed the lower of cost or market value (at the date of such balance sheet) and (d) any write-up in the book amount of any asset resulting from a revaluation thereof from the book amount entered upon acquisition of such asset.

“Tax Distributions” means distributions made by a Loan Party to Limbach, Inc. for the payment of taxes by Limbach, Inc. in quarterly installments, based on Limbach, Inc.’s good-faith and reasonable estimate of income to be generated by Limbach, Inc.’s and its Subsidiaries business in such year to allow Limbach, Inc. to meet its tax obligations on such income taking into account the carryforward of net operating losses for any previous tax year that begins on or after the Closing Date, but only to the extent such carryforward is permitted under applicable law and has not already been utilized to reduce, in any tax year during which this Agreement is in effect, the amount of any distribution otherwise permitted hereunder.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, liabilities or penalties applicable thereto.

“Termination Date” means the date on which the principal of and interest on the Loans and all other Obligations payable by the Borrower and the other Loan Parties under this Agreement and all other Loan Documents (other than any contingent or indemnification obligations not then due) shall have been paid in full or collateralized in a manner reasonably acceptable to the Lender or Affiliate of a Lender to whom such obligations are owed.

“Total Consideration” means the sum (but without duplication) of (a) cash paid or payable in connection with any Acquisition, whether paid at or prior to or after the closing thereof, plus (b) Indebtedness payable to the seller in connection with such Acquisition, plus (c) the fair market value of any Ownership Interests, delivered to the seller in connection with any Acquisition, plus (d) purchase price payments which are required to be made over a period of time and are not contingent upon the Borrower or any other Loan Party meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate (as defined in the Senior Credit Agreement), but only to the extent not included in clause (a), (b) or (c) above, plus (e) the principal amount of Indebtedness assumed in connection with such Acquisition.

“Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of all Indebtedness (including obligations in respect of Letters of Credit (as defined in the Senior Credit Agreement), whether or not representing obligations for borrowed money, except to the extent Cash Collateralized (as defined in the Senior Credit Agreement)), of the Parent and its Subsidiaries at such time determined on a consolidated basis in accordance with GAAP, but excluding obligations in respect of Bonding Agreements.

“Total Leverage Ratio” means, as of the date of determination thereof, the ratio of (a) Total Funded Debt of the Borrower and its Subsidiaries as of such date to (b) EBITDA as of the last day of the period of four fiscal quarters most recently ended.

“UCC” is defined in Section 1.2.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” is defined in Section 10.1(g)(ii).

“Voting Interests” of any Person means Ownership Interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including general partners of a partnership), other than Ownership Interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” of the Loan Parties as defined in Section 3(1) of ERISA that is maintained or contributed to by a Loan Party or a Subsidiary of a Loan Party.

“Wholly-owned Subsidiary” means, at any time, any Subsidiary of which all of the issued and outstanding Ownership Interests (other than directors’ qualifying Ownership Interests as required by law) are owned by any one or more of the Borrower and the Borrower’s other Wholly-owned Subsidiaries at such time.

“Withholding Agent” means any Loan Party and the Agent.

Section 1.2.          Interpretation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and any successor of such law or regulation and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to time of day herein are references to Cincinnati, Ohio, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. All terms that are used in this Agreement which are defined in the Uniform Commercial Code of the State of New York as in effect from time to time (“UCC”) shall have the same meanings herein as such terms are defined in the UCC, unless this Agreement shall otherwise specifically provide. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States of America and in immediately available funds. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States of America.

Section 1.3.          Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.3 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenant, standard, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries or such covenant, standard or term shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants (and all related defined terms) and applicable covenants, terms and standards shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles.

Section 1.4.          Rounding. Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 2.          Loans.

Section 2.1.          Loans. Each Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make a loan (each individually a “Loan” and, collectively, the “Loans”) in Dollars to the Borrower in the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof. The Loans shall be advanced on the Closing Date. No amount of any Loan may be reborrowed once it is repaid.

Section 2.2.          [Reserved].

Section 2.3.          [Reserved].

Section 2.4.          Interest. (a)  Interest Rate; Payments. Interest on the outstanding principal amount of the Loans shall accrue from and including the Closing Date through and until full and final repayment of the principal amount of the Loans and payment of all interest in full at an aggregate rate equal to the Stated Interest Rate, and shall be compounded quarterly and computed on the basis of the actual number of days elapsed and a 360-day year. On the last day of each calendar quarter in which the Notes are outstanding, the Borrower shall pay in arrears in cash by automatic bank draft to an account designated in writing by each Lender interest accrued on the outstanding principal amount of the Loans at the Cash Interest Rate. The full remaining portion of all interest accruing on the Notes at the Deferred Interest Rate (the “Deferred Interest”) may, at the Borrower’s option, be paid in cash on such day and, to the extent not paid in cash, shall be paid as set forth in Section 2.4(b). If any date on which interest is to be paid is not a Business Day, such interest shall be calculated and paid on the next succeeding Business Day to occur after such date (each date upon which interest shall be so payable, an “Interest Payment Date”).

(b)          Deferred Interest. Deferred Interest shall accrue as set forth above and on each Interest Payment Date any such Deferred Interest which is not paid in cash shall be capitalized and added to the principal amount of the Loans (the aggregate amount of all such Deferred Interest so capitalized, the “Deferred Interest Principal”) and shall thereafter bear interest as set forth herein and shall be payable in full at maturity as set forth in Section 2.7 if not otherwise paid prior to such date; provided, that all accrued Deferred Interest shall accrue cumulatively whether or not the Borrower shall have capital, surplus, earnings, or other amounts sufficient lawfully to pay such amounts. At any time and from time to time on or after the earliest to occur of (A) the prepayment of seventy five percent (75%) or more of the Original Principal, (B) the occurrence of an acceleration of the Loans in full, (C) the occurrence of a Change of Control, or (D) the final maturity of the Loans (each, a “Conversion Event”), the Required Lenders may elect to receive, in satisfaction of all or a portion of the outstanding principal of the Loans which constitutes Deferred Interest Principal, the number of shares of Limbach Stock (the “Conversion Shares”) equal to (i) the portion of the Deferred Interest Principal being converted divided by (ii) the Conversion Price. If the Required Lenders elect to receive the Conversion Shares, they shall notify the Borrower in writing of such election as follows: (i) in the case of an acceleration of the Loans in full, on or prior to the Conversion Date, (ii) in the case of the final maturity of the Loans, not less than thirty (30) days prior to the Conversion Date, and (iii) in the case of any other Conversion Event, within five (5) days after notice by Borrower of such Conversion Event, which notice must be given to the Agent and the Lenders at least ten (10) days prior to the Conversion Date. On the Conversion Date, at the election of the Required Lenders, the Borrower shall either (x) issue to the Lenders the Conversion Shares or (y) (i) pay, in cash, an amount equal to the portion of the Deferred Interest Principal being converted and (ii) issue to the Lenders the number of shares of Limbach Stock equal to the Conversion Shares minus the Liquidation Shares, in each case on a pro rata basis based on the Deferred Interest Principal owed to each such Lender; provided, however, that if the Conversion Event occurs in connection with an acceleration of the loans in full, the Borrower shall deliver such shares or cash within ten (10) days after the Conversion Date. Set forth on Schedule 2.4(b) is an example calculation of the amount of cash and number of shares of Limbach Stock the Borrower would be required to deliver to the Lenders upon an exercise of the option set forth in clause (y) of the foregoing sentence. The example calculation set forth on Schedule 2.4(b) is for illustrative purposes only and uses hypothetical figures.

(c)          Default Rate. While any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and other amounts owing by it at a rate per annum equal to the sum of 3.00% per annum plus the Stated Interest Rate; provided, however, that in the absence of acceleration, any increase in interest rates pursuant to this Section shall be made at the election of the Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower (which election may be retroactively effective to the date of such Event of Default). While any Event of Default exists or after acceleration, accrued interest shall be paid on demand of the Agent at the request or with the consent of the Required Lenders.

(d)          AHYDO. Notwithstanding anything in this Agreement or the Notes to the contrary, on the date of the end of each accrual period (as determined for purposes of Section 163(i) of the Code) ending after the fifth anniversary of the issuance of a Note (as determined for U.S. federal income tax purposes) (each such date, an “AHYDO Payment Date”), the Borrower shall pay in cash to each Lender holding a Note issued by such Borrower an amount equal to its pro rata portion of the excess of (i) the aggregate amount that would be includible in such Lender’s aggregate gross income with respect to such Lender’s Note for all periods ending on or before such AHYDO Payment Date over (ii) an amount equal to the sum of (x) the aggregate amount of interest to be paid under such Note on or before such date and (y) the product of (A) the issue price (as defined in Sections 1273(b) and 1274(a) of the Code) of such Note and (B) the yield to maturity of such Note (as determined for purposes of Section 163(i) of the Code). The parties intend for the Notes to not constitute “applicable high yield discount obligations” within the meaning of Section 163(i) of the Code, and this Section 2.4(d) shall be interpreted consistent with such intent.

Section 2.5.          [Reserved].

Section 2.6.          [Reserved].

Section 2.7.          Maturity of Loans. A final payment comprised of all principal and interest not sooner paid on the Loans, shall be due and payable to the Lenders holding the Loans pro rata based upon their Percentages on July 20, 2022, the final maturity thereof.

Section 2.8.          Prepayments. (a) Voluntary. Subject to the terms of the Senior Subordination Agreement, the Borrower may prepay the Loans in whole or in part at any time upon notice by the Borrower to the Agent and the Lenders, such prepayment to be made by the payment of (i) first, the Original Principal to be prepaid and cash interest accrued thereon to the date fixed for prepayment until paid in full and, second, the Deferred Interest Principal to be prepaid and cash interest accrued thereon to the date fixed for repayment plus (ii) the applicable Prepayment Premium, if any plus (iii) all outstanding and unpaid fees and expenses payable to the Lenders under this Agreement and the other Loan Documents through the date of repayment; provided, however, the Borrower may not partially repay the Loans in a principal amount less than $500,000.

(b)          Mandatory. (i) Subject to the terms of the Senior Subordination Agreement, if the Borrower or any Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property which results in Net Cash Proceeds in excess of $110,000 individually or $220,000 on a cumulative basis in any fiscal year of the Borrower, then (x) the Borrower shall promptly notify the Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such Subsidiary in respect thereof) and (y) promptly upon receipt by the Borrower or the Subsidiary of the Net Cash Proceeds of such Disposition or such Event of Loss, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds in excess of $110,000 individually or $220,000 on a cumulative basis in any fiscal year of the Borrower; provided that in the case of each Disposition and Event of Loss, if the Borrower states in its notice of such event that the Borrower or the applicable Subsidiary intends to invest or reinvest, as applicable, within one hundred eighty (180) days of the applicable Disposition or receipt of Net Cash Proceeds from an Event of Loss, the Net Cash Proceeds thereof in assets used or useful in the business, then so long as no Default or Event of Default then exists, the Borrower shall not be required to make a mandatory prepayment under this Section in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually invested or reinvested as described in the Borrower’s notice within such one hundred eighty (180) day period. Promptly after the end of such one hundred eighty (180) day period, the Borrower shall notify the Agent whether the Borrower or such Subsidiary has invested or reinvested such Net Cash Proceeds as described in the Borrower’s notice, and to the extent such Net Cash Proceeds have not been so invested or reinvested, the Borrower shall promptly prepay the Obligations in the amount of such Net Cash Proceeds in excess of $110,000 individually or $220,000 on a cumulative basis in any fiscal year of the Borrower not so invested or reinvested.

(ii)         Subject to the terms of the Senior Subordination Agreement, if after the Closing Date the Borrower or any Subsidiary shall issue any new Ownership Interests (other than Excluded Equity Issuances) or incur or assume any Indebtedness other than that permitted by Section 6.11, the Borrower shall promptly notify the Agent of the estimated Net Cash Proceeds of such issuance, incurrence or assumption to be received by or for the account of the Borrower or such Subsidiary in respect thereof. Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, incurrence or assumption the Borrower shall prepay the Obligations in the amount of such Net Cash Proceeds. The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 6.11 or any other terms of this Agreement.

(iii)        [Reserved].

(iv)        Subject to the terms of the Senior Subordination Agreement, if after the Closing Date the Borrower or any Subsidiary shall issue any Subordinated Debt, the Borrower shall promptly notify the Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such Subsidiary in respect thereof. Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, the Borrower shall prepay the Obligations in the amount of such Net Cash Proceeds. The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 6.11 or any other terms of this Agreement.

(v)         Upon the occurrence of a Change of Control, concurrently with the closing of any such transaction, at the election of the Required Lenders, Borrower shall repay the Loans in full by payment of the outstanding principal balance of the Loans, plus (1) the applicable Prepayment Premium, if any, (2) all unpaid interest accrued thereon through the date repayment and (3) all outstanding and unpaid fees and expenses payable to the Lenders under this Agreement and the other Loan Documents through the date of repayment.

(vi)        [Reserved].

(vii)       Except as otherwise set forth in Section 2.8(b)(v), each prepayment of Loans under this Section 2.8(b) shall be made by the payment of (x) first, the Original Principal to be prepaid and cash interest accrued thereon to the date of prepayment until paid in full and, second, the Deferred Interest Principal and cash interest accrued thereon to the date of prepayment plus (y) the applicable Prepayment Premium, if any.

(c)          Lender Notification. The Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrower.

Section 2.9.          Place and Application of Payments. Unless as otherwise set forth herein, all payments of principal of and interest on the Loans and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to each Lender by no later than 12:00 Noon (New York time) on the due date thereof at the office set forth next to such Lenders name on Schedule 1 hereto (or such other location such Lender may designate to the Borrower in writing) for the benefit of the applicable Lender entitled thereto. Any payments received after such time shall be deemed to have been received by the Agent on the next Business Day. All such payments shall be made in Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim.

Section 2.10.         [Reserved].

Section 2.11.         [Reserved].

Section 2.12.         Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)          [Reserved].

(c)          The entries maintained in the accounts maintained pursuant to Section 2.12(a) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded (absent manifest error); provided, however, that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)          Any Lender may request that its Loans be evidenced by a promissory note or notes in the form of Exhibit D (referred to herein as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in the amount of the Loan. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 10.9) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 10.9, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 2.13.         Fees. (a) Closing Fee. Upon the execution of this Agreement, the Borrower shall pay to the Lenders a closing fee equal to $260,000, allocated among ratably the Lenders as set forth on Schedule 1 hereto.

(b)          Valuation Fee. The Borrower shall pay to Alcentra an annual valuation fee in the amount of $20,000, payable in full on the Closing Date and on the Interest Payment Date closest to each anniversary of such date for so long as Alcentra or any of its Affiliates is a Lender hereunder.

Section 3.          Conditions Precedent.

Section 3.1.          Loans. The obligation of each Lender to advance any Loan shall be subject to satisfaction (or waiver) of the following conditions precedent:

(a)          the Agent shall have received this Agreement duly executed by the Loan Parties and the Lenders;

(b)          the Agent shall have received for each Lender requesting Notes, such Lender’s duly executed Notes of the Borrower, dated the date hereof and otherwise in compliance with the provisions of Section 2.12(d);

(c)          [reserved];

(d)          the Agent shall have received the Senior Subordination Agreement duly executed by the Senior Agent and the other parties thereto, together with certified copies of the Senior Credit Agreement and the other Senior Facility Loan Documents in effect on the Closing Date, which documents shall be in form and substance reasonably satisfactory to the Agent;

(e)          the Agent shall have received the Surety Subordination Agreement duly executed by the Bonding Company and the other parties thereto, together with copies of the Bonding Agreements in effect on the Closing Date certified by a Duly Authorized Officer of the Borrower, which documents, including the aggregate bonding availability thereunder, shall be in form and substance reasonably satisfactory to the Agent;

(f)          the Agent shall have received evidence of insurance required to be maintained under the Loan Documents, naming the Agent as additional insured and lenders loss payee, as applicable;

(g)          the Agent shall have received copies of each Loan Party’s Organization Documents, certified in each instance by a Duly Authorized Officer and, with respect to Organization Documents filed with a Governmental Authority, by the applicable Governmental Authority;

(h)          the Agent shall have received copies of resolutions of each Loan Party’s board of directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on such Loan Party’s behalf, all certified in each instance by a Duly Authorized Officer;

(i)          the Agent shall have received copies of the certificates of good standing, or nearest equivalent in the relevant jurisdiction, for each Loan Party (dated no earlier than thirty (30) days prior to the date hereof) from the office of the secretary of state or other appropriate governmental department or agency of the state of its formation, incorporation or organization, as applicable;

(j)          the Agent shall have received a list of the Borrower’s Authorized Representatives;

(k)          the Agent and the Lenders shall have received the fees required by Section 2.13 to be paid on the Closing Date;

(l)          the Agent shall have received certification from the Borrower’s Chief Financial Officer or other Duly Authorized Officer of the Borrower acceptable to the Agent of the Solvency of the Loan Parties on a consolidated basis after giving effect to the Related Transactions and the advancing of the Loans;

(m)          the Agent shall have received: (i) an executed compliance certificate in the form of Exhibit E, calculated based on the Borrower’s financial conditions as of March 31, 2016, but giving effect to the Related Transactions and the advancing of the Loans; (ii) a closing date balance sheet for the Borrower and its Subsidiaries calculated based on the Borrower’s financial conditions as of March 31, 2016, but giving effect to the Related Transactions and the advancing of the Loans; (iii) unaudited historical quarterly financial statements for the Borrower and its Subsidiaries for the quarter ended March 31, 2016 and unaudited historical monthly financial statements for the Borrower and its Subsidiaries for each of the months ended April 30, 2016 and May 31, 2016; (iv) a certificate from the Borrower’s Chief Financial Officer or other Duly Authorized Officer of the Borrower acceptable to the Agent, certifying that since March 31, 2016, no Material Adverse Effect has occurred and that the conditions set forth in Section 3.1(n) have been satisfied; (v) the Borrowing Base Certificate (as defined in the Senior Credit Agreement) required to be delivered pursuant to Section 3.2(m) of the Senior Credit Agreement; and (vi) a certificate from the Borrower’s Chief Financial Officer or other Duly Authorized Officer of the Borrower acceptable to the Agent certifying as of the Closing Date, (A) the ratio of (x) Total Funded Debt of the Borrower and its Subsidiaries, after giving effect the Related Transactions and the advancing of the Loans, to (y) EBITDA for the period of twelve (12) consecutive months ended on March 31, 2016, calculated on a pro forma basis after giving effect to the Related Transactions and the advancing of the Loans, shall not exceed 3.65:1.00 and (ii) EBITDA for the period of twelve (12) consecutive months ending on March 31, 2016 shall be equal to or greater than $11,600,000.

(o)          the Agent shall have received financing statement and, as appropriate, tax and judgment lien search results against the Loan Parties, and their Property evidencing the absence of Liens thereon, except for Permitted Liens;

(p)          the Agent shall have received pay-off and lien release letters from secured creditors (other than holders of Permitted Liens) of the Loan Parties and of the Amended and Restated Senior Subordinated Loan Agreement, setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of any of the Loan Parties) and containing an undertaking to cause to be delivered to the Agent UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of any of the Loan Parties, which pay-off and lien release letters shall be in form and substance acceptable to the Agent;

(q)          the Agent shall have received the favorable written opinions of counsel to the Loan Parties, in form and substance reasonably satisfactory to the Agent;

(r)          the Agent’s due diligence with respect to the Loan Parties and their Subsidiaries, if any, shall be completed in a manner reasonably acceptable to the Agent;

(s)          each of the Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information requested by any such Lender required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and the Agent shall have received a fully executed IRS Form W-9 (or its equivalent) for each of the Loan Parties;

(t)          none of the Loan Parties nor any of their Subsidiaries, if any, shall have obtained or attempted to obtain, place, arrange or renew any debt financing, except for the Senior Facility Debt and as otherwise permitted by Section 6.11, prior to the Closing Date;

(u)          (i) the Agent shall have received the Merger Agreement duly executed by the Parent and the other parties thereto, and certified by a Duly Authorized Officer of the Borrower, which agreement shall be in form and substance reasonably satisfactory to the Agent and (ii) the Agent shall have received evidence satisfactory to it that the Required Merger has closed or will close simultaneously with the closing of this Agreement;

(v)         the Agent shall have received a registration rights agreement, in form and substance satisfactory to it, duly executed by Limbach, Inc.

(w)          the Agent shall have received such other agreements, instruments, documents, certificates, and opinions as the Agent may reasonably request;

(x)          each of the representations and warranties set forth herein and in the other Loan Documents shall be true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of the Closing Date, except to the extent the same expressly relate to an earlier date (and in such case shall be true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of such earlier date); and

(y)          no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to the Loans.

Section 4.          The Guaranties.

Section 4.1.          [Reserved].

Section 4.2.          [Reserved].

Section 4.3.          Guaranties. The payment and performance of the Guaranteed Obligations shall at all times be jointly and severally guaranteed by each Guarantor pursuant to one or more Guaranty Agreements.

Section 4.4.          Further Assurances. In the event any Loan Party forms or acquires any other Subsidiary after the Closing Date, the Loan Parties shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty Agreement and the Loan Parties shall also deliver to the Agent, or cause such Subsidiary to deliver to the Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Agent in connection therewith.

Section 5.          Representations and Warranties.

Each Loan Party represents and warrants to each Lender and the Agent as follows:

Section 5.1.          Organization and Qualification. Each Loan Party (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) is in good standing under the laws of the jurisdiction of its organization, (c) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage and (d) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except, in each case of clauses (a), (b) (other than with respect to the Borrower where failure to maintain such good standing is not curable or results in the dissolution of the Borrower), (c) and (d), where the same could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.2.          Authority and Enforceability. The Borrower has the power and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes (if any), and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Guarantor has the power and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Loan Parties have been duly authorized by proper corporate and/or other organizational proceedings, executed, and delivered by such Persons and constitute valid and binding obligations of such Loan Parties enforceable against each of them in accordance with their terms, except as enforceability may be limited by Debtor Relief Laws and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Loan Party of any of the matters and things herein or therein provided for, (a) contravene or violate any applicable Legal Requirement binding upon any Loan Party or any provision of the Organization Documents of any Loan Party, (b) violate or constitute a default under any covenant, indenture or agreement of or affecting the any Loan Party or any of its Property, in each case where such violation, contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any Property of any Loan Party.

Section 5.3.          Financial Reports. The audited consolidated and consolidating financial statements of the Parent and its Subsidiaries as at December 31, 2015, and the unaudited interim consolidated and consolidating financial statements of the Parent and its Subsidiaries as at March 31, 2016, for the three (3) months then ended, heretofore furnished to the Agent, fairly and adequately present the consolidated and consolidating financial condition of the Parent and its Subsidiaries as at said dates and the consolidated and consolidating results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. As of any date after the Closing Date, the audited consolidated and consolidating financial statements of the Borrower and its Subsidiaries most recently furnished to the Agent pursuant to Section 6.1, fairly and adequately present in all material respects the consolidated and consolidating financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated and consolidating results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. As of the date of the most recently delivered annual financial statements, no Loan Party or any Subsidiary of a Loan Party has contingent liabilities required to be disclosed under GAAP or judgments, orders or injunctions against it that are material to it and which otherwise constitute an Event of Default under Section 7.1(g), other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 6.1.

Section 5.4.          No Material Adverse Change. Since the date of the most recent audited financial statements of Limbach, Inc. provided to the Agent pursuant to Section 6.1(b), there has been no change in the business condition (financial or otherwise), operations, performance or Properties of any Loan Party or any Subsidiary of any Loan Party except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 5.5.          Litigation and Other Controversies. Except as set forth on Schedule 5.5, there is no litigation, arbitration, labor controversy or governmental proceeding pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any of its Subsidiaries, or any of their respective Property, that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.6.          True and Complete Disclosure. All information furnished by or on behalf of the Loan Parties or any of their Subsidiaries to the Agent or any Lender for purposes of or in connection with this Agreement, or any transaction contemplated herein, does not contain any untrue statements or material fact or omit a material fact necessary to make the material statements herein or therein not misleading in light of the circumstances under which such information was provided; provided that, with respect to projected financial information furnished by or on behalf of the Loan Parties or any of their Subsidiaries, the Loan Parties only represent and warrant that such information is prepared in good faith based upon assumptions and estimates believed to be reasonable by the Loan Parties at the time of preparation and at the time of delivery.

Section 5.7.          Use of Proceeds; Margin Stock. The Borrower shall use all proceeds of the Loans to refinance existing Indebtedness outstanding on the Closing Date, to finance Capital Expenditures and Permitted Acquisitions and to fund certain fees and expenses associated with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby; and for working capital purposes and other general corporate purposes of the Loan Parties and their Subsidiaries. No part of the proceeds of any Loan or other extension of credit hereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan or other extension of credit hereunder nor the use of the proceeds of Loans will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations. Margin Stock constitutes less than 25% of the value of those assets of the Loan Parties and their Subsidiaries that are subject to any limitation on sale, pledge or other restriction hereunder.

Section 5.8.          Taxes. Each Loan Party and each of its Subsidiaries has timely filed or caused to be timely filed all tax returns required to be filed by such Loan Party and/or any of its Subsidiaries, except where (i) extensions have been duly obtained or (ii) failure to so file could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Loan Party and each of its Subsidiaries has paid (or made adequate provisions and established appropriate reserves for) all Taxes payable by them other than Taxes which are not delinquent, except those that are being contested in good faith and by appropriate legal proceedings and as to which appropriate reserves have been provided for in accordance with GAAP and no Lien resulting therefrom attaches to any of its Property (other than any Permitted Liens).

Section 5.9.          ERISA. Except as would not reasonably be expected to result in liability in excess of $825,000, or except as set forth on Schedule 5.9, (a) no ERISA Event has occurred and no Loan Party or any member of its Controlled Group is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (b) each Plan is in compliance with all applicable Legal Requirements; (c) there is no existing or pending (or to the knowledge of the Loan Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Plan or Welfare Plan; (d) no Loan Party or any member of the Controlled Group has received in the past five years any requests for a “Statement of Business Affairs” from any Multiemployer Plan it has contributed to; and (e) substantially all of the employees for whom any Loan Party or member of its Controlled Group has an obligation to contribute to a Multiemployer Plan perform work in the building and construction industry. No Lien has been imposed under Section 430(k) of the Code or Sections 303 or 4068 of ERISA on any asset of a Loan Party or a Subsidiary of a Loan Party. An update to this Schedule 5.9 will be included as an attachment to each certificate delivered pursuant to Section 6.1(c).

Section 5.10.         Subsidiaries. Schedule 5.10 (as supplemented from time to time pursuant to Section 6.18) identifies (a) each Subsidiary (including Subsidiaries that are Loan Parties) and (b) the following information for each Subsidiary: (i) jurisdiction of its organization; and (ii) the percentage of issued and outstanding interests of each class of its Ownership Interests owned by any Loan Party and/or its Subsidiaries; and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized Ownership Interests and the number of interests of each class issued and outstanding. All of the outstanding Ownership Interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such Ownership Interests indicated on Schedule 5.10 (as supplemented from time to time pursuant to Section 6.18) as owned by a Loan Party or another Subsidiary are owned, beneficially and of record, by such Loan Party or Subsidiary free and clear of all Liens, other than Permitted Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of Ownership Interests of any Subsidiary.

Section 5.11.         Compliance with Laws. The Loan Parties and their Subsidiaries are in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of their businesses and the ownership of their Property, except such noncompliances as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.12.         Environmental Matters. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party and each of its Subsidiaries: (i) is and has been in compliance with all applicable Environmental Laws; and (ii) has obtained all permits, licenses and approvals required by Environmental Laws, all such permits, licenses and approvals are in full force and effect and each Loan Party and each of its Subsidiaries is in compliance with the terms and conditions of all such permits, licenses and approvals. There are no pending or, to the best knowledge of the Loan Parties and their Subsidiaries after due inquiry, threatened Environmental Claims against any Loan Party or any of its Subsidiaries or any real property, including leaseholds, owned or operated by any Loan Party or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences that, to the best knowledge of the Loan Parties and their Subsidiaries after due inquiry, could reasonably be expected to (i) form the basis of an Environmental Claim against any Loan Party or any of its Subsidiaries or any real property, including leaseholds, owned or operated by any Loan Party or any of its Subsidiaries, or (ii) cause any such real property to be subject to any restrictions on its ownership, occupancy, use or transferability under Environmental Laws. Hazardous Materials have not been Released on or from any real property, including leaseholds, owned or operated by any Loan Party or any of its Subsidiaries or at any off-site location for which any Loan Party or any of its Subsidiaries is liable, that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. The Loan Parties have made available to Agent accurate and complete copies of all material environmental reports, studies, assessments, investigations, audits, correspondence and other documents relating to environmental or occupational safety and health matters with respect to any real property, including leaseholds, owned or operated by the Loan Parties or any of their Subsidiaries that are in the Loan Parties’ possession or control.

Section 5.13.         Investment Company. No Loan Party nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

Section 5.14.         Intellectual Property. Each Loan Party and each of its Subsidiaries owns or has obtained licenses or other rights of whatever nature to all the patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how or other intellectual property rights necessary for the present conduct of its businesses, in each case without any known conflict with the rights of others except for such conflicts, rights to use and any failure to own or obtain such licenses and other rights, as the case may be, as could not reasonably be expected to result in a Material Adverse Effect.

Section 5.15.         Good Title. The Loan Parties and their Subsidiaries have good and marketable title to, or valid leasehold interests in, or rights to use, their assets as reflected on the Loan Parties’ most recent consolidated balance sheet provided to the Agent (except for sales of assets in the ordinary course of business, and such defects in title or interests that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect) and is subject to no Liens, other than Permitted Liens.

Section 5.16.         Labor Relations. No Loan Party nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.16, there is (a) no strike, labor dispute, slowdown, or stoppage pending against any Loan Party or any of its Subsidiaries or, to the best knowledge of the Loan Parties and their Subsidiaries, threatened against any Loan Party or any of its Subsidiaries, (b) to the best knowledge of the Loan Parties and their Subsidiaries, no union representation proceeding is pending with respect to the employees of any Loan Party or any of its Subsidiaries and no union organizing activities are taking place and (c) no Loan Party nor any of its Subsidiaries is a party to a collective bargaining agreement, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 5.17.         Governmental Authority and Licensing. The Loan Parties and their Subsidiaries have received all licenses, permits, and approvals of each Governmental Authority necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding that, if adversely determined, could reasonably be expected to result in revocation or denial of any license, permit or approval is pending or, to the knowledge of the Loan Parties, threatened, except where such revocation or denial could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.18.         Approvals. No authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any Loan Party of any Loan Document, except for (a) such approvals, authorizations, consents, licenses or exemptions from, or filings or registrations which have been obtained prior to the date of this Agreement and remain in full force and effect and (b) filings which are necessary to release Liens granted pursuant to the document related to the Indebtedness to be refinanced on the Closing Date.

Section 5.19.         Affiliate Transactions. No Loan Party nor any of its Subsidiaries is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to such Loan Party or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 5.20.         Solvency. The Loan Parties and their Subsidiaries are, on a consolidated basis, Solvent.

Section 5.21.         No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Loan Parties hereby agree to indemnify the Agent and the Lenders against, and agree that they will hold the Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 5.22.         No Default. No Default or Event of Default has occurred and is continuing.

Section 5.23.         Compliance with Sanctions Programs.  Each Loan Party is in compliance with the requirements of all Sanctions Programs applicable to it. Each Subsidiary of each Loan Party is in compliance with the requirements of all Sanctions Programs applicable to such Subsidiary. Each Loan Party has provided to the Agent and the Lenders all information regarding such Loan Party and its directors, officers, Affiliates and Subsidiaries necessary for the Agent and the Lenders to comply with all applicable Sanctions Programs. To the best of each Loan Party’s knowledge, neither any Loan Party nor any of its officers or directors, Affiliates or Subsidiaries is, as of the date hereof, a Sanctioned Person. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

Section 5.24.         Merger Agreement; Bonding Facility. (a) Merger Agreement. The Borrower has provided to the Agent a true and correct copy of the Merger Agreement. The Merger Agreement is in full force and effect and has not, except as reflected in amendments provided to the Agent, been amended or modified in any material respect from the version so delivered to the Agent, no material condition to the effectiveness thereof has been waived and no material obligations of Limbach, Inc. or the Parent thereunder have been waived, except to the extent approved in writing by the Agent, and no Loan Party is aware of any default thereunder. No authorization, consent, license, or exemption from, or filing or registration with, any Governmental Authority, nor any material approval or consent of any other Person, is or will be necessary to the valid execution, delivery, or material performance by Limbach, Inc. or the Parent of the Merger Agreement or of any other instrument or document executed and delivered in connection therewith. As of the Closing Date, to each Loan Party’s knowledge, all representations and warranties in the Merger Agreement are true and correct.

(b)          Bonding Facility. The Loan Parties have provided to the Agent a true and correct copy of all agreements establishing the Required Bonding Facility (together, the “Bonding Agreements”). The Borrower and its Subsidiaries have available bonding capacity under one or more Bonding Agreements in an amount sufficient to operate their respective businesses in the ordinary course of business. Each of the Bonding Agreements is in full force and effect and no Duly Authorized Officer is aware of any condition that would constitute a default under Section 7.1(l) of this Agreement.

Section 5.25.         Other Agreements and Documents. All Material Agreements existing on the Closing Date are listed on Schedule 5.25, and, except as set forth on such Schedule, all such Material Agreements are in full force and effect and no defaults currently exist under such agreements which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. There does not exist any violation of any Organization Documents which could reasonably be expected to have a Material Adverse Effect.

Section 5.26.         Options and Warrants, Etc. On the Closing Date, except as set forth on Schedule 5.26, there are no outstanding securities convertible into or exchangeable for Limbach Stock or options, warrants or other rights to purchase or subscribe for Limbach Stock, or contracts, commitments, agreements, understandings or arrangements of any kind to which Limbach, Inc., any Loan Party or any Subsidiary of a Loan Party is a party relating to any such convertible or exchangeable securities or any such options, warrants or rights.

Section 5.27.         Senior Facility Debt. The Borrower has delivered to the Agent true, correct and complete copies of all Senior Facility Loan Documents (including all schedules, exhibits, amendments, supplements, modifications and assignments delivered pursuant thereto or in connection therewith). All Obligations constitute Indebtedness entitled to the benefits of the subordination provisions contained in the Senior Facility Loan Documents and the Senior Subordination Agreement.

Section 6.          Covenants.

Each Loan Party covenants and agrees that, so long as any Loans remain outstanding and until the Termination Date:

Section 6.1.          Information Covenants. The Loan Parties will furnish to the Agent, with sufficient copies for each Lender:

(a)          Quarterly Reports. Within forty-five (45) days after the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter of the Borrower ending June 30, 2016, (i) the Borrower and its Subsidiaries’ consolidated and consolidating balance sheet as at the end of such fiscal quarter and the related consolidated and consolidating statements of income and retained earnings and of cash flows for such fiscal quarter and for the elapsed portion of the fiscal year-to-date period then ended, each in reasonable detail, prepared by the Borrower in accordance with GAAP, setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year and comparable budgeted figures for such fiscal quarter, all of which shall be certified by the Chief Financial Officer or other Duly Authorized Officer of the Borrower acceptable to the Agent that the consolidated and consolidating schedules fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, (ii) a work in process report of the Borrower and its Subsidiaries as at the end of such fiscal quarter in form and substance reasonably acceptable to the Agent, and (iii) a management discussion and analysis (with reasonable detail and specificity) of the results of operations for the fiscal periods reported.

(b)          Annual Statements. Within one hundred twenty (120) days after the close of each fiscal year of the Borrower, (i) a copy of Limbach, Inc.’s consolidated and consolidating balance sheet as of the last day of the fiscal year then ended and Limbach, Inc.’s consolidated and consolidating statements of income, retained earnings, and cash flows for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion of a firm of independent public accountants of recognized national standing, selected by the Loan Parties and reasonably acceptable to the Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of Limbach, Inc. and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and (ii) the unaudited consolidating balance sheet as of the last day of the fiscal year then ended of the Borrower and its Subsidiaries and the unaudited consolidated and consolidating statements of income, retained earnings, and cash flows for the fiscal year then ended of the Borrower and its Subsidiaries which shall be certified by the Chief Financial Officer or other Duly Authorized Officer of the Borrower acceptable to the Agent that such financial statements fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated.

(c)          Officer’s Certificates. Within forty-five (45) days after the end of each fiscal quarter of the Borrower and at the time of the delivery of the financial statements provided for in Section 6.1(b), commencing with the fiscal quarter of the Borrower ending June 30, 2016, (i) a certificate of the Chief Financial Officer or other Duly Authorized Officer of the Borrower acceptable to Agent in the form of Exhibit E (A) stating no Default or Event of Default has occurred and is continuing during the period covered by such statements or, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions the Borrower is taking with respect to such Default or Event of Default, (B) confirming that the representations and warranties stated in Section 5 remain true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of said time, except to the extent such representations and warranties relate to an earlier date (and in such case, confirming they are true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of such earlier date), and (C) showing detailed covenant calculations evidencing the Borrower’s compliance with the covenants set forth in 6.20, and (ii) a comparison of the current year to date financial results (other than in respect of the balance sheets included therein) against the budgets required to be submitted pursuant to clause 6.1(d).

(d)          Budgets. As soon as available, but in any event at least thirty (30) days after the first day of each fiscal year of the Borrower, a budget in form satisfactory to the Agent (including a breakdown of the projected results of each of the construction and service lines of business of the Parent and its Subsidiaries consistent with historical past practices, budgeted consolidated and consolidating statements of income, and sources and uses of cash and balance sheets for the Parent and its Subsidiaries) of the Borrower and its Subsidiaries in reasonable detail satisfactory to the Agent for each fiscal month and the four fiscal quarters of the immediately succeeding fiscal year and, with appropriate discussion, the principal assumptions upon which such budget is based.

(e)          Notice of Default or Litigation, Labor Materials and Contracts. Promptly, and in any event within five (5) Business Days after any officer of any Loan Party obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any other event which could reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature thereof, the period of existence thereof and what action the Loan Parties propose to take with respect thereto; provided that this reporting obligation shall not apply to ordinary course short term performance defaults incurred under construction contracts entered into in the ordinary course of business, (ii) the commencement of, or threat of, or any significant development in, any litigation, labor controversy, arbitration or governmental proceeding pending against any Loan Party or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (iii) any labor dispute to which any Loan Party or any of its Subsidiaries may become a party and which may have a Material Adverse Effect, (iv) any strikes, walkouts, or lockouts relating to any of the Loan Parties’ or any of their Subsidiaries’ plants or other facilities, and (v) the occurrence of any event which constitutes a default or an event of default under any Material Agreement; provided that this reporting obligation shall not apply to ordinary course short term performance defaults incurred under construction contracts entered into in the ordinary course of business. In addition, the Loan Parties agree to provide the Lenders, promptly upon receipt by any Loan Party, with copies of all pleadings filed relating to any litigation matter disclosed pursuant to this Section 6.1(e).

(f)          Management Letters. Promptly after any Loan Party’s receipt thereof, a copy of each report or any “management letter” submitted to any Loan Party or any of its Subsidiaries by its certified public accountants and the management’s responses thereto.

(g)          Other Reports and Filings. Promptly, copies of all financial information, proxy materials and other material information, certificates, reports, statements and completed forms, if any, which Limbach, Inc. or any of its Subsidiaries (x) has furnished to the shareholders of Limbach, Inc. or the U.S. Securities and Exchange Commission or (y) has delivered to the Senior Agent or the holders of, or to any other agent or trustee with respect to, Indebtedness of the Parent or any of its Subsidiaries in their capacity as such a holder, agent or trustee to the extent that the aggregate principal amount of such Indebtedness exceeds (or upon the utilization of any unused commitments may exceed) $550,000.

(h)          Environmental Matters. Promptly upon, and in any event within five (5) Business Days after any officer of any Loan Party obtains knowledge thereof, notice of one or more of the following environmental matters which individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) any violation of Environmental Law by, or notice of an Environmental Claim against, any Loan Party or any of its Subsidiaries or any real property owned or operated by any Loan Party or any of its Subsidiaries; (ii) any Release or threatened Release of Hazardous Substances that occurs on or arises from any real property owned or operated by any Loan Party or any of its Subsidiaries or for which any Loan Party or any Subsidiary of any Loan Party is liable, in each case that (x) is not in compliance with applicable Environmental Laws or (y) could reasonably be expected to form the basis of an Environmental Claim against any Loan Party or any of its Subsidiaries or any such real property; (iii) any condition or occurrence on any real property owned or operated by any Loan Party or any of its Subsidiaries that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability by any Loan Party or any of its Subsidiaries of such real property under any Environmental Law; and (iv) any investigative, removal or remedial actions to be taken in response to the actual or alleged presence of any Hazardous Material on any real property owned or operated by any Loan Party or any of its Subsidiaries, or by any Loan Party or any of its Subsidiaries at any off-site location, to the extent required by any Environmental Law or Governmental Authority. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and such Loan Party’s or such Subsidiary’s response thereto. In addition, the Loan Parties agree to provide the Lenders with copies of all material written communications by the Loan Parties or any of their Subsidiaries with any Person or Governmental Authority relating to any of the matters set forth in clauses (i)-(iv) above, and such detailed reports relating to any of the matters set forth in clauses (i)-(iv) above as may reasonably be requested by the Agent or the Required Lenders.

(i)          Multiemployer Plans. Promptly after receipt by any Loan Party or any member of the Controlled Group, (x) a copy of any “Statement of Business Affairs” issued by any Multiemployer Plan to any Loan Party or any member of the Controlled Group and (y) a copy of any “estimate of withdrawal liability” received by any Loan Party or any member of its Controlled Group from any Multiemployer Plan it has contributed to, which estimate shall be requested or caused to be requested by the Loan Parties at any time withdrawal from any Multiemployer Plan is contemplated by any Loan Party or any member of the Controlled Group.

(j)          Monthly Board Reports. A copy of each “Monthly Board Report” prepared for the board of directors of Parent and relating to key performance indicators, which report shall be prepared and distributed no less than monthly, promptly upon distribution of such report to the board of directors of Parent.

(k)          Other Information. From time to time, such other information or documents (financial or otherwise) as the Agent or any Lender may reasonably request.

For the avoidance of doubt, the reporting and delivery requirements of this Section 6.1 shall not be deemed to be duplicative of the satisfaction of any of the delivery requirements set forth in Section 6.28.

Section 6.2.          Inspections; Field Examinations. Each Loan Party will, and will cause each of its Subsidiaries to, permit officers, representatives and agents of the Agent or any Lender, to visit and inspect any Property of such Loan Party or such Subsidiary, and to examine the financial records and corporate books of such Loan Party or such Subsidiary, and discuss the affairs, finances, and accounts of such Loan Party or such Subsidiary with its and their Duly Authorized Officer and independent accountants, all at such reasonable times as the Agent or any Lender may request, and with respect to the independent accountants, after prior notice to the Borrower; provided that the Borrower shall be permitted to attend any visit with the independent accountants of the Loan Parties; provided, further, so long as no Default or Event of Default exists, prior written notice of any such visit, inspection, or examination shall be provided to the Borrower and such visit, inspection, or examination shall be performed at reasonable times to be agreed to by the Borrower, which agreement will not be unreasonably withheld. The Borrower shall pay to the Agent for its own use and benefit reasonable charges for examinations of the Borrower’s Property, financial records and corporate books performed by the Agent or its agents or representatives in such customary per diem amounts and related out-of-pocket costs and expenses as the Agent may from time to time request (the Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar examinations); provided, however, that in the absence of any Default and Event of Default, the Borrower shall not be required to pay the Agent for more than one such examination per calendar year; provided, further, that if an Event of Default has occurred and is continuing, the Agent shall be permitted to conduct inspections, audits and examinations as it reasonably deems advisable at the reasonable cost and expense of the Borrower. The Parent and the Borrower agree to pay (and shall cause each of their Subsidiaries to pay) on demand all reasonable costs, expenses and fees incurred by the Agent in connection with any inspections, examinations, or audits of any of the Loan Parties performed by the Agent under this Section 6.2.

Section 6.3.          Maintenance of Property and Insurance; Environmental Matters. (a) Each Loan Party will, and will cause each of its Subsidiaries to, (i) keep its Property, plant, and equipment in good repair, working order and condition, normal wear and tear, casualty, and condemnation excepted, and shall from time to time make all necessary and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto so that at all times such Property, plant, and equipment are reasonably preserved and maintained and (ii) maintain in full force and effect with financially sound and reputable insurance companies insurance which provides substantially the same (or greater) coverage and against at least such risks as is in accordance with industry practice, and shall furnish to the Agent upon request full information as to the insurance so carried.

(b)          Without limiting the generality of Section 6.3(a), each Loan Party and its Subsidiaries shall: (i) materially comply with, and maintain all real property owned or operated by any Loan Party or any of its Subsidiaries in material compliance with, applicable Environmental Laws; (ii) obtain and maintain in full force and effect all permits, licenses and approvals required for its operations and the occupancy of its properties by Environmental Laws; (iii) cure as soon as reasonably practicable any violation of applicable Environmental Laws which individually or in the aggregate may reasonably be expected to have a Material Adverse Effect; (iv) not, and shall not permit any other Person to, own or operate on any of its properties any underground storage tank, landfill, dump or hazardous waste treatment, storage or disposal facility as defined pursuant to Environmental Laws; and (v) shall not use, generate, treat, store, Release or dispose of Hazardous Materials at or on any real property owned or operated by any Loan Party or any of its Subsidiaries except in the ordinary course of its business and in compliance with all Environmental Laws. Each Loan Party and its Subsidiaries shall conduct any investigation, study, sampling and testing, abatement, cleanup, removal, remediation or other response or preventative action necessary to remove, remediate, prevent, cleanup or abate any Release or threatened Release of Hazardous Materials or any migration or continuation thereof required by Environmental Laws.

Section 6.4.          Compliance with Laws and Material Agreements. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all respects with the requirements of all laws, rules, regulations, ordinances and orders of any Governmental Authority applicable to such Loan Party or any of its Subsidiaries’ Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property (other than Permitted Liens). Each Loan Party shall, and shall cause each of its Subsidiaries to, timely satisfy all assessments, fines, costs and penalties imposed by any Governmental Authority against such Person or any Property of such Person, where any such failure to pay, individually or in the aggregate, would result in a Material Adverse Effect. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with any and all agreements or instruments evidencing Indebtedness and any other Material Agreement to which it is a party or by which it is bound, where such default would result in a Material Adverse Effect.

Section 6.5.          ERISA. Each Loan Party shall, and shall cause each member of its Controlled Group to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of the Loan Party’s or any of its Subsidiary’s Property. Each Loan Party shall, and shall cause each of its Subsidiaries to, promptly notify the Agent and each Lender of the occurrence of any other ERISA Event that could reasonably be expected to result in liability in excess of $825,000; provided, however, that each Loan Party shall, and shall cause each of its Subsidiaries to, promptly notify the Agent and each Lender of the occurrence of an event that may reasonably be expected to result in a complete or partial withdrawal by the Loan Party or any member of its Controlled Group from a Multiemployer Plan, regardless of whether the resulting liability is reasonably expected to be in excess of $825,000.

Section 6.6.          Payment of Taxes. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge, all Taxes imposed upon it or any of its Property, before becoming delinquent and before any penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and as to which appropriate reserves have been provided for in accordance with GAAP.

Section 6.7.          Preservation of Existence. Each Loan Party shall, and shall cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, bonds, authority to do business, licenses, patents, trademarks, copyrights, contracts and other rights that are necessary for the Loan Parties and their Subsidiaries to conduct their respective businesses as presently conducted, except for such patents, trademarks, copyrights, and other proprietary rights which, in the Loan Parties’ reasonable good faith determination, are no longer used, useful, or valuable to their respective businesses; provided, however, that nothing in this Section 6.7 shall prevent, to the extent permitted by Section 6.13, sales of assets by the Loan Parties or any of their Subsidiaries, the dissolution or liquidation of any Subsidiary of any Loan Party, or the merger or consolidation between or among the Subsidiaries of any Loan Party.

Section 6.8.          Contracts with Affiliates. No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than Wholly-owned Subsidiaries that are Loan Parties) on terms and conditions which are less favorable to such Loan Party or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 6.9.          Restrictions or Changes and Amendments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, change its fiscal year or fiscal quarters from its present basis or amend or change, or allow to be amended or changed: (a) its Organization Documents in any way that could reasonably be expected to have a Material Adverse Effect; provided that prior to any amendment or modification of such Loan Party’s Organization Documents, the Borrower shall cause such Loan Party to furnish a true, correct and complete copy of such proposed amendment or modification to the Agent, or (b) any Material Agreement in a manner that could reasonably be expected to have a Material Adverse Effect.

Section 6.10.         Change in the Nature of Business. No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business or activity if as a result the general nature of the business of such Loan Party or any of its Subsidiaries would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date or a Related Line of Business.

Section 6.11.         Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, including liabilities under any Hedge Agreement, except:

(a)          the Obligations of the Loan Parties and their Subsidiaries owing to the Agent and the Lenders (and their Affiliates);

(b)          Indebtedness owed pursuant to Hedge Agreements entered into in the ordinary course of business and not for speculative purposes with Persons other than Lenders (or their Affiliates);

(c)          intercompany Indebtedness among the Loan Parties to the extent permitted by Section 6.14;

(d)          (i) Indebtedness consisting of Capitalized Lease Obligations of the Loan Parties, and (ii) Indebtedness secured by a Lien that is (A) placed upon fixed or capital assets, acquired, constructed or improved by the Loan Parties so long as each such Lien shall only attach to the property to be acquired, and the Indebtedness incurred shall not exceed one hundred percent (100%) of the purchase price of the item or items purchased; provided that the aggregate outstanding principal amount (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease) of Indebtedness permitted by this subpart (d) shall not exceed $5,500,000 in the aggregate at any one time outstanding;

(e)          Guarantees made by the Parent of Indebtedness allowed under this Section 6.11, provided that such guarantees are made in the ordinary course of business;

(f)          Senior Facility Debt in an aggregate principal amount not to exceed the amount permitted by the Senior Subordination Agreement;

(g)          endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(h)          Indebtedness incurred under the Bonding Agreements;

(i)          Indebtedness under tax-favored or government-sponsored financing transactions; provided that (x) the terms of such transactions and the Loan Parties thereto have been approved by the Agent in its reasonable discretion and (ii) the aggregate principal amount of such Indebtedness shall not exceed $1,100,000 at any one time;

(j)          unsecured Indebtedness of the Loan Parties and their Subsidiaries not otherwise permitted by this Section in an amount not to exceed $825,000 in the aggregate at any one time outstanding; and

(k)          Indebtedness in respect of netting services, overdraft protections and other like services, in each case incurred in the ordinary course of business.

Section 6.12.         Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the Liens described below, the “Permitted Liens”):

(a)          inchoate Liens for the payment of Taxes which are not yet delinquent or the payment of which is not required by Section 6.6;

(b)          Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, Taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with bids, tenders, contracts, or leases to which any Loan Party or any Subsidiary of any Loan Party is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and for which adequate reserves have been established in accordance with GAAP;

(c)          Liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, that do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries and do not secure any Indebtedness;

(d)          Liens created by or pursuant to the Senior Credit Agreement and the Senior Facility Loan Documents;

(e)          Liens on Property of any Loan Party or any Subsidiary of any Loan Party created solely for the purpose of securing Indebtedness permitted by Section 6.11(d), representing or incurred to finance the purchase price of Property; provided that, no such Lien shall extend to or cover other Property of such Loan Party or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(f)          easements, permits, rights-of-way, encroachments, restrictions, zoning or building codes or ordinances, other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not and are not likely, either individually or in the aggregate, to involve a substantial and prolonged disruption of the business activities of any Loan Party or a Material Adverse Effect;

(g)          Liens granted to the Bonding Company to secure the performance of surety bonds in accordance with the terms of the Bonding Agreements; provided that (i) such Liens are not perfected by the filing of a UCC Financing Statement, and (ii) such Liens do not include cash deposits or the issuance of letters of credit for the benefit of the Bonding Company, in each case, in excess of $1,100,000 in the aggregate; provided that the Existing Letters of Credit (as defined in the Senior Credit Agreement) shall be permitted hereunder notwithstanding the foregoing limit of $1,100,000 in the aggregate in clause (iii);

(h)          Liens arising from the rights of lessors under leases that are not Capital Leases (including financing statements regarding Property subject to a lease) not in violation of the requirements of this Agreement; provided that such Liens are only in respect of the Property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);

(i)          Liens arising in connection with financing transactions permitted by Section 6.11(i); provided that such Liens do not at any time encumber any Property except that financed in such transactions;

(j)          Liens consisting of judgment or judicial attachment liens (other than for the payment of Taxes) in respect of judgments, the existence of which do not constitute an Event of Default; and

(k)          Liens in favor of collecting banks arising under Section 4-210 of the UCC.

Section 6.13.         Consolidation, Merger, and Sale of Assets. No Loan Party shall, nor shall it permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or merge or consolidate, or convey, sell, lease, or otherwise dispose of all or any part of its Property, including any disposition as part of any sale-leaseback transactions except that this Section shall not prevent:

(a)          the sale and lease of inventory in the ordinary course of business;

(b)          the sale, transfer or other disposition of any tangible personal property that, in the reasonable judgment of the Loan Parties or their Subsidiaries, has become obsolete, or worn out, or is no longer used or useful in the business of the Loan Parties and their Subsidiaries;

(c)          the sale, transfer, lease, or other disposition of Property of any Loan Party to another Loan Party;

(d)          the merger (or dissolution) of any Loan Party with and into the Borrower or any other Loan Party, provided that, in the case of any merger (or dissolution) involving the Borrower, the Borrower is the legal entity surviving the merger (or dissolution);

(e)          the disposition or sale of Cash Equivalents on consideration for cash;

(f)          the sale of vehicles in the ordinary course of business that are owned by the Loan Parties;

(g)          the disposition or sale of the Florida Property, provided that the proceeds are used and applied as required by Section 2.8(b);

(h)          the sale, transfer, lease, or other disposition of Property of any Loan Party or any Subsidiary of any Loan party (including any disposition of Property as part of a sale and leaseback transaction) having an aggregate fair market value of not more than $275,000 during any fiscal year of the Borrower; and

(i)          dispositions resulting from an Event of Loss, provided that the proceeds are used and applied as required by Section 2.8(b).

Section 6.14.         Advances, Investments, and Loans. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make an Investment except that this Section shall not prevent:

(a)          receivables created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(b)          Investments in cash and Cash Equivalents; provided that the aggregate amount of all investments in cash and Cash Equivalents not held in an account with the Senior Agent or an account with another Senior Lender subject to a control agreement in favor of the Senior Agent, in form and substance reasonably acceptable to the Senior Agent, shall not exceed $110,000;

(c)          Investments (including debt obligations) (x) received in connection with the bankruptcy or reorganization of suppliers and customers and (y) in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(d)          the Loan Parties’ existing Investments in their respective Subsidiaries on the Closing Date, and Investments made from time to time in other Loan Parties (other than the Parent);

(e)          intercompany advances made from time to time among the Loan Parties in the ordinary course of business;

(f)          Permitted Acquisitions;

(g)          loans and advances to employees (i) for business-related travel expenses, moving expenses costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business and (ii) to finance the purchase of Ownership Interests of Limbach, Inc. pursuant to that certain Omnibus Incentive Plan of Limbach, Inc., provided that the aggregate outstanding amount of all such loans and advances under this clause (g) shall not exceed $550,000 in the aggregate at any one time;

(h)          workers compensation deposits, payment of any premiums on insurance policies, if any, and other deposits made in the ordinary course of any Loan Party’s business;

(i)          Investments in joint ventures of up to $1,100,000 in the aggregate at any one time, so long as (A) any Indebtedness for borrowed money at any time Guaranteed by any Loan Party on or after the date of such Investment is permitted Indebtedness under Section 6.11 of this Agreement and no such Indebtedness is secured by Liens on any of the Property of any Loan Party, (B) the Borrower provides the Agent with reasonable notice of all Investments to be made in joint ventures and provides any documents relating thereto reasonably requested by the Agent, and (C) both before and after such Investments, no Default or Event of Default exists hereunder; and

(j)          Other Investments in addition to those otherwise permitted by this Section in an amount not to exceed $275,000 in the aggregate at any one time outstanding.

Section 6.15.         Restricted Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, declare or make any Restricted Payments; provided, however, that the foregoing shall not operate to prevent:

(a)          the making of dividends or distributions by any Subsidiary to the Borrower or by any Subsidiary to any other Loan Party (other than the Parent) that is the parent entity of such Subsidiary;

(b)          the making of Tax Distributions to the Parent and the Parent may, in turn, make Tax Distributions to Limbach, Inc.;

(c)          so long as no Event of Default or Default exists or would result therefrom, the Borrower may purchase or redeem (or make distributions to Limbach, Inc. to permit Limbach, Inc. to purchase or redeem) equity interests of Limbach, Inc. held by employees upon the termination of such employees, pursuant to that certain Omnibus Incentive Plan of Limbach, Inc., not to exceed $110,000 in any fiscal year of the Borrower or $550,000 in the aggregate; and

(d)          distributions to the Parent and the Parent may, in turn, make distributions to Limbach, Inc., to pay (i) general administrative costs and expenses in an aggregate amount not to exceed $1,000,000 in any fiscal year of the Parent, (ii) customary indemnifications of officers and directors, and (iii) customary directors’ fees.

Section 6.16.         Limitation on Restrictions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of any such Loan Party or to (a) pay dividends or make any other distributions on any Ownership Interests owned by a Loan Party or any Subsidiary, (b) pay or repay any Indebtedness owed to any Loan Party or any Subsidiary, (c) make loans or advances to any Loan Party or any Subsidiary, (d) transfer any of its Property to any Loan Party or any Subsidiary, (e) encumber or pledge any of its assets to or for the benefit of the Agent, or (f) guaranty the Guaranteed Obligations; provided that, the foregoing shall not prevent restrictions contained in any Loan Document.

Section 6.17.         Limitation on Issuances of New Ownership Interests by Subsidiaries. No Loan Party will permit any of its Subsidiaries to issue any new Ownership Interests (including by way of sales of treasury stock); provided that, notwithstanding the foregoing, (a) Subsidiaries shall be permitted to issue new Ownership Interests in connection with their creation, so long as such creation is in compliance with Section 6.18, (b) so long as no Change of Control is caused thereby, the Loan Parties and their Subsidiaries shall be permitted to issue Ownership Interests to effect a Permitted Acquisition and (c) the Loan Parties and their Subsidiaries shall be permitted to issue new Ownership Interests in connection with the exercise of stock options.

Section 6.18.         Limitation on the Creation of Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, no Loan Party will, nor will it permit any of its Subsidiaries to, establish, create or acquire after the Closing Date any Subsidiary; provided that the Loan Parties shall be permitted to establish or create Wholly-owned Subsidiaries so long as at least thirty (30) days (or such shorter period agreed to by the Agent) prior written notice thereof is given to the Agent, and the Loan Parties timely comply with the requirements of Section 4 (at which time Schedule 5.10 shall be deemed to include a reference to such Subsidiary).

Section 6.19.         [Reserved].

Section 6.20.         Financial Covenants.

(a)          Total Leverage Ratio. As of the last day of each fiscal quarter of the Borrower, the Borrower and its Subsidiaries shall not permit the Total Leverage Ratio to be greater than 3.75:1.00.

(b)          [Reserved].

(c)          Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter of the Borrower, the Borrower and its Subsidiaries shall maintain a Fixed Charge Coverage Ratio of not less than 1.00:1.00.

(d)          Minimum Tangible Net Worth. The Loan Parties shall not permit the Tangible Net Worth to be less than $7,200,000 (the “Minimum Tangible Net Worth”) at any time from and including the Closing Date to the end of the fiscal quarter ending December 31, 2016; provided that, as of January 1, 2017, and on January 1 of each fiscal year of the Parent thereafter, the Minimum Tangible Net Worth shall increase by twenty-five percent (25%) of Net Income for the Parent’s immediately prior fiscal year, to the extent such Net Income is a positive amount (i.e. Minimum Tangible Net Worth shall not decrease on January 1 of any fiscal year when the Net Income of the Parent’s immediately prior fiscal year is less than zero ($0.00)).

(e)          Equity Cure.

(i)          Cash Equity Contribution Requirements. In the event the Borrower and its Subsidiaries fail to comply with the financial covenants set forth in this Section 6.20(a), (b), (c) or (d) as of the last day of any fiscal quarter, any cash equity contribution by Limbach, Inc. to the Parent, which, in turn, will make a cash equity contribution to the Borrower, after the last day of such fiscal quarter and on or prior to the day that is fifteen (15) days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the irrevocable election of the Borrower, be included in the calculation of EBITDA solely for the purposes of determining compliance with such covenants at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that:

(A)         notice of the Borrower’s intent to receive a Specified Equity Contribution shall be delivered in writing no later than the day on which financial statements are required to be delivered for the applicable fiscal quarter,

(B)         the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Borrower to be in compliance with such covenants,

(C)         all Specified Equity Contributions will be disregarded for purposes of the calculation of EBITDA for all other purposes, including calculating basket levels, pricing, determining compliance with incurrence based or pro forma calculations or conditions, and other items governed by reference to EBITDA,

(D)         there shall be no more than three (3) Specified Equity Contributions during the term of this Agreement,

(E)         in each consecutive two fiscal quarter period, there shall be a period of at least one (1) fiscal quarter in respect of which no Specified Equity Contribution is made,

(F)         subject to the Senior Subordination Agreement, the proceeds received by the Borrower from all Specified Equity Contributions shall be promptly used by the Borrower to prepay the Loans in the manner set forth in Section 2.8(d), and

(G)         any Loans prepaid with the proceeds of Specified Equity Contributions shall be deemed outstanding for purposes of determining compliance with such covenants for the current fiscal quarter and any subsequent period that includes such fiscal quarter.

Notwithstanding anything to the contrary in this Agreement, upon timely receipt by the Borrower in cash of the appropriate Specified Equity Contribution, if after giving effect thereto as set forth above no Event of Default would then exist under Section 6.20(a), (b), (c) and/or (d) on a pro forma basis, the applicable Event(s) of Default under Section 6.20(a), (b), (c) and/or (d) shall be deemed cured.

(ii)         Other Equity Cure Terms. Notwithstanding the foregoing, no single Specified Equity Contribution shall exceed $1,000,000 and the Specified Equity Contributions shall not exceed $2,500,000 in the aggregate during the term of this Agreement. In the event that (A) no Event of Default exists other than that arising due to the failure of the Loan Parties to comply with the financial covenants set forth in Section 6.20(a), (b). (c) or (d), and (B) such Specified Equity Contribution if fully consummated would be sufficient in accordance with the terms hereof to cause the Borrower and its Subsidiaries to be in compliance with Section 6.20(a), (b), (c) and/or (d), as applicable, as of the relevant date of determination, then from and following the date of the occurrence of the applicable Event of Default and until the date that is the earlier of (x) fifteen (15) days subsequent to the date the applicable financial statements are required to be delivered and (y) the date, if any, on which the Borrower notifies the Agent in writing that such Specified Equity Contribution shall not be exercised, then neither Agent nor any Lender shall exercise any remedies set forth in Section 2.4(c) or Section 7 during such period solely as a result of the existence of such Event of Default; provided, that in the event notice of such Specified Equity Contribution is given but such Specified Equity Contribution is not exercised, the Agent (acting at the request or with the consent of the Required Lenders) may elect pursuant to Section 2.4(c) to have the outstanding Obligations accrue interest at the default rates effective retroactively from the date of the occurrence of the applicable Event of Default.

Section 6.21.         Compliance with Sanctions Programs. (a) Each Loan Party shall at all times comply with the requirements of all Sanctions Programs applicable to such Loan Party and shall cause each of its Subsidiaries to comply with the requirements of all Sanctions Programs applicable to such Subsidiary.

(b)          Each Loan Party shall provide the Agent and the Lenders any information regarding such Loan Party, its Affiliates, and its Subsidiaries necessary for the Agent and the Lenders to comply with all applicable Sanctions Programs; subject however, in the case of Affiliates, to such Loan Party’s ability to provide information applicable to them.

(c)          If any Loan Party obtains actual knowledge or receives any written notice that such Loan Party, any of its officers or directors, any Affiliate, or any Subsidiary is named on any then current Sanctions List (such occurrence, a “Sanctions Event”), such Loan Party shall promptly (i) give written notice to the Agent and the Lenders of such Sanctions Event, and (ii) comply with all applicable laws with respect to such Sanctions Event (regardless of whether the party included on the Sanctions List is located within the jurisdiction of the United States of America), including the Sanctions Programs, and each Loan Party hereby authorizes and consents to the Agent and the Lenders taking any and all steps the Agent or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such Sanctions Event, including the requirements of the Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC and/or the U.S. Department of Treasury’s Office of Foreign Assets Control).

(d)          No Loan Party will use any proceeds of the Loans to finance or otherwise fund, directly or indirectly, (i) any activity or business with or related to any Sanctioned Person or any Sanctioned Country or (ii) in any other manner that will result in a violation of any Sanctions Program by any Person (including any Person participating in the Loans, whether as lender, underwriter, advisor, investor, or otherwise).

Section 6.22.         Subordinated Debt. No Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) amend or modify any of the terms or conditions relating to Subordinated Debt, (b) make any voluntary prepayment of Subordinated Debt or effect any voluntary redemption thereof; provided, that the Loan Parties shall be permitted to make a voluntary prepayment of Subordinated Debt so long as (i) immediately prior to, and after giving pro forma effect to, the voluntary prepayment, (A) the Total Leverage Ratio shall be no greater than 0.25 less than the most recently applicable Total Leverage Ratio required under Section 6.20(a), (B) the Loan Parties are in compliance with the most recently applicable covenants set forth in Sections 6.20(c) and (d), (C) no Default or Event of Default shall exist, and (D) the Borrower has (x) Unused Revolving Credit Commitments (as defined in the Senior Credit Agreement) plus unrestricted cash and Cash Equivalents and (y) Borrowing Base Availability (as defined in the Senior Credit Agreement) plus unrestricted cash and Cash Equivalents, in each case, of at least $10,000,000, and (ii) the Borrower has delivered to the Agent a compliance certificate in the form of Exhibit E attached hereto evidencing compliance with the financial covenants as set forth above, or (c) make any payment on account of Subordinated Debt, in each case of (a), (b) and (c), that is prohibited under the terms of the applicable Subordination Agreement. Notwithstanding the foregoing, the Loan Parties may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on the Subordinated Debt beyond the current due dates therefor.

Section 6.23.         Anti-Layering. No Loan Party shall, nor shall it cause or permit any of its Subsidiaries to, create, incur or otherwise permit to exist any Indebtedness that is contractually subordinated in right of payment to any Senior Facility Debt unless such Indebtedness is subordinate in right of payment to the Obligations to at least the same extent as the Obligations are subordinate in right of payment to such Senior Facility Debt. For the avoidance of doubt, this provision shall not be deemed to permit any Indebtedness other than permitted Indebtedness under Section 6.11 of this Agreement.

Section 6.24.         [Reserved].

Section 6.25.         Limitations on Parent. Parent shall not, directly or indirectly, (a) other than with respect to its own Ownership Interests, enter into or permit to exist any transaction (including the incurrence or assumption of Indebtedness (other than this Agreement, the other Loan Documents, and Indebtedness permitted by Section 6.11), any purchase, sale, lease or exchange of any Property, or the rendering of any service) between itself and any other Person or (b) engage in any material business or conduct any material activity (including the making of any investment or payment other than payments permitted hereunder), in each case, other than:

(i)          investments in the Borrower and Subsidiaries permitted hereunder,

(ii)         the performance of ministerial activities and payment of taxes and administrative fees necessary for the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto,

(iii)        transactions or activities relating to its employees, directors and officers,

(iv)        activities relating to the performance of obligations under the Loan Documents,

(v)         the receipt and payment of Restricted Payments permitted under Section 6.15,

(vi)        any other transaction or activity that Parent is permitted to take under any Loan Document,

(vii)       the performance of its obligations with respect to the Loan Documents,

(viii)      financing activities, including the issuance of securities, the providing of guarantees, payment of dividends, and making contributions to the capital of the Borrower, in each instance to the extent expressly permitted hereby,

(ix)         holding any cash or property (but not operating any property of any Loan Party or operating any business, except as otherwise permitted by this Section),

(x)          providing indemnification to officers, managers and directors, and

(xi)         activities and contractual rights and obligations incidental and reasonably related to the businesses or activities described in clauses (i) through (x) of this Section 6.25.

Section 6.26.         Bonding Capacity. The Borrower and its Subsidiaries shall (i) have available bonding capacity under one or more Bonding Agreements in an amount sufficient to operate their respective businesses in the ordinary course, and (ii) be in compliance in all material respects with all terms and conditions set forth in each Bonding Agreement and shall not permit a default to occur thereunder, except as permitted by Section 5.24(b) and to the extent such a default would not constitute an Event of Default under Section 7.1(l). No Loan Party shall modify any term of any Bonding Agreement such that the Property subject to any Lien in favor of the Bonding Company attaches to any Property not directly connected to the applicable Bond.

Section 6.27.         Use of Proceeds; Margin Stock. The Borrower shall use all proceeds of the Loans solely for the purposes set forth in, or otherwise permitted by, Section 5.7.

Section 6.28.         Board Observer. (a) Limbach, Inc. shall hold regular meetings of its board of directors (or equivalent governing body) at least once per fiscal quarter. So long as Alcentra holds at least 75% of the original principal amount of the Loan advanced on the Closing Date, Alcentra shall be entitled to designate one (1) observer to the board of directors (or equivalent governing body) of Limbach, Inc. and each of its Subsidiaries, and any committee thereof, which observer shall receive (at the same time and in the same manner provided to the directors) notice of and copies of all materials provided to directors in connection with, and shall be entitled to attend and participate in, at the Loan Parties’ expense, all meetings of the board of directors (or equivalent governing body) of Limbach, Inc. and each of its Subsidiaries, and any committee thereof. Such observer shall also receive (at the same time and in the same manner provided to the directors) notice of and copies of all materials provided to the directors in connection with any actions to be taken by written consent of the board of directors (or equivalent governing body) of Limbach, Inc. and each of its Subsidiaries, and any committee thereof; provided that such observer shall execute a customary confidentiality agreement on terms reasonably satisfactory to the board of directors (or equivalent governing body) of Limbach, Inc. relating to such observer’s attendance at such board meetings; provided further that notwithstanding anything herein to the contrary, the board of directors (or equivalent governing body) of Limbach, Inc. and each of its Subsidiaries, and any committee thereof may exclude such observer from any portion of such meeting, as determined in good faith, in order to preserve attorney-client privilege or to avoid a conflict of interest where the discussions in such meeting directly relate to matters pertaining to the Loans as to which the interests of the Loan Parties and Alcentra are reasonably expected to be adverse. The Loan Parties shall reimburse Alcentra for all reasonable expenses (including all travel, meal and lodging expenses) incurred by its observer in connection with attending any meetings described above.

Section 6.29.         Prohibition on Assignment of Senior Facility Debt. No Loan Party shall consent to the assignment, sale or other transfer of the Senior Facility Debt to Limbach, Inc. or any of its Affiliates.

Section 6.30.         Post-Closing Matters. The Loan Parties shall execute and deliver the documents and complete the tasks expressed on Schedule 6.30 in each instance within the time limits specified on such Schedule.

Section 7.          Events of Default and Remedies.

Section 7.1.          Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

((i) default in the payment when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) of all or any part of the principal of any Loan or (ii) default for a period of five (5) Business Days in the payment when due of any interest, fee or any other Obligation payable hereunder or under any other Loan Document;

(b)          default in the observance or performance of any covenant set forth in Sections 6.1, 6.4, 6.7, 6.8, 6.9, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.20, 6.21, 6.22, 6.23, 6.25, 6.26, 6.27, 6.28, 6.29 or 6.30;

(c)          default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date on which such default shall first become known to any officer of any Loan Party or (ii) written notice of such default is given to the Borrower by the Agent;

(d)          any representation or warranty made herein or in any other Loan Document or in any certificate delivered to the Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e)          (i) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents (after the expiration of any applicable cure or grace period), or (ii) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, (iii) any Loan party takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder, or (iv) any Loan Party or any Subsidiary of a Loan Party makes any payment on account of any Subordinated Debt which is prohibited under the terms of any instrument subordinating such Subordinated Debt to any Obligations, or any subordination provision in any document or instrument (including, without limitation, any intercreditor or subordination agreement) relating to any Subordinated Debt shall cease to be in full force and effect, or any Person (including the holder of any Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision;

(f)           (i) any event shall occur or condition shall exist under the Senior Facility Loan Documents the effect of which is to automatically accelerate or cause the acceleration of the maturity of the Senior Facility Debt, (ii) any default shall occur under any Indebtedness of any Loan Party (other than the Obligations and the Senior Indebtedness) aggregating in excess of $550,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise), in each case after giving effect to applicable grace or cure periods, if any, (iii) any default shall occur under any Hedge Agreement of any Loan Party with any Senior Lender or any Affiliate of a Senior Lender, or (iv) any party to the Senior Subordination Agreement or to any other Subordination Agreement breaches or violates, or attempts to terminate or challenge the validity of, the Senior Subordination Agreement or such other Subordination Agreement, or the Senior Subordination Agreement or such other Subordination Agreement shall be invalid or unenforceable;

(g)          (i) any final judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against any Loan Party, or against any of its Property, in an aggregate amount in excess of $550,000 (except to the extent fully and unconditionally covered by insurance pursuant to which the insurer has accepted liability therefor in writing and except to the extent fully and unconditionally covered by an appeal bond, for which such Loan Party has established in accordance with GAAP a cash or Cash Equivalent reserve in the amount of such judgment, writ or warrant), and which remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days, or any action shall be legally taken by a judgment creditor to attach or levy upon any Property of any Loan Party to enforce any such judgment, or (ii) any Loan Party shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(h)          the occurrence of (a) an ERISA Event with respect to a Plan or a Multiemployer Plan that, individually or in the aggregate, has resulted in or could reasonably be expected to result in liability in excess of $825,000, provided that with respect to an ERISA Event of the type described in clause (i) of the ERISA Event definition relating to a Multiemployer Plan being in endangered or critical status, an Event of Default shall occur only if either (i) in addition to the dollar amount set forth above in this clause (a), a Loan Party or any member of its Controlled Group fails to timely satisfy a requirement resulting from such status or (ii) the dollar amount set forth above in this clause (a), measured for any one-year period, is exceeded, or (b) any event that could reasonably be expected to result in the imposition of a Lien under Section 430(k) of the Code or Section 303 or 4068 of ERISA on any assets of a Loan Party or a Subsidiary of a Loan Party;

(i)          Limbach, Inc. (i) shall, within ninety (90) days after the Closing Date (which ninety (90) day period may be extended by the Agent in its sole discretion), fail to submit an application to be listed on the NASDAQ Capital Market or (ii) ceases to have its securities registered with the Securities and Exchange Commission pursuant to Section 12(b) of the Securities and Exchange Act of 1934;

(j)          any Loan Party shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Debtor Relief Law or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 7.1(k);

(k)          a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Loan Party, or any substantial part of any of its Property, or a proceeding described in Section 7.1(j)(v) shall be instituted against any Loan Party, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;

(l)          With respect to the Bonding Agreements:

(i) the Bonding Company for any reason ceases to issue bonds, undertakings or instruments of guaranty and the amount of such reduction in bonding capacity exceeds $110,000,000 and the Borrower and its Subsidiaries shall fail to cause another Person reasonably acceptable to the Agent (provided that any such Person shall be deemed to be acceptable if its bonds, undertakings or instruments of guaranty are accepted by contract providers for the Borrower and its Subsidiaries) to issue bonds, undertakings or instruments of guaranty pursuant to a Required Bonding Facility within fifteen (15) days of the date that the Bonding Company ceased to issue bonds, undertakings or instruments of guaranty; or

(ii) (A) at any time, the Bonding Company for the Borrower or any of its Subsidiaries shall violate any term of the Surety Subordination Agreement, which violation would adversely affect the rights or interests of the Agent or the Lenders under the Loan Documents and such violation shall continue for a period of five (5) Business Days after the Agent’s delivery of written notice thereof to the Bonding Company and the Borrower; or

(iii) the Borrower or any of its Subsidiaries defaults in the payment when due of any amount due under any Bonding Agreement or breaches or defaults with respect to any other term of any Bonding Agreement and (x) such failure continues unremedied for a period of five (5) Business Days or (y) if the effect of such failure to pay, default or breach is to cause the Bonding Company to take possession of the work under any of the bonded contracts of the Borrower or any of its Subsidiaries and value of the contract or project that has been taken over by the Bonding Company exceeds $550,000 (as determined by the Agent in its reasonable judgment); or

(iv) the Borrower or any Subsidiary breaches or defaults with respect to any term under any of the bonded contracts of the Borrower or such Subsidiary, if the effect of such default or breach is to cause the Bonding Company to take possession of the work under such bonded contract and value of the contract or project that has been taken over by the Bonding Company exceeds $550,000 (as determined by the Agent in its reasonable judgment);

(m)          a notice of Lien, levy or assessment (other than with respect to a permitted Lien) is filed or recorded with respect to any of the assets of the Parent or any of its Subsidiaries by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency or any taxes or debts owing at any time or times hereafter to any one or more of them become a Lien (other than a permitted Lien), upon any of the assets of the Parent or any of its Subsidiaries, in each case, other than a Lien permitted under Section 6.12);

(n)          the Parent or any of its Subsidiaries is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;

(o)          there shall be instituted in any court criminal proceedings against the Parent or any of its Subsidiaries or the Parent or any of its Subsidiaries shall be indicted for any crime, in either case, for which the forfeiture of greater than five percent (5.00%) of the consolidated assets of the Loan Parties is a reasonably likely penalty; or

(p)          any Loan Party shall be subject to suspension or debarment proceedings by the government of the United States, or any department, agency or instrumentality thereof.

Section 7.2.          Non-Bankruptcy Defaults. When any Event of Default exists other than those described in subsection (j) or (k) of Section 7.1, the Agent shall, by written notice to the Borrower, if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind. The Agent, after giving notice to the Borrower pursuant to Section 7.1(c) or this Section 7.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 7.3.          Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 7.1 exists, then all outstanding Obligations shall immediately and automatically become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind (each of which is hereby waived by the Borrower).

Section 7.4.          [Reserved].

Section 7.5.          Notice of Default. The Agent shall give notice to the Borrower under Section 7.1(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 8.          Change in Circumstances and Contingencies.

Section 8.1.          [Reserved].

Section 8.2.          [Reserved].

Section 8.3.          [Reserved].

Section 8.4.          Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s or holding company for any such reduction suffered.

(c)          Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 8.4(a) or (b) above which shall include the basis for and calculation of such requested compensation and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)          Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 9.          The Agent.

Section 9.1.          Appointment and Authorization of Agent. Each Lender hereby appoints Alcentra Capital Corporation, a Maryland corporation, to act on its behalf as the Agent under the Loan Documents and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of the Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” in this Agreement or in any other Loan Document (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2.          Agent and Its Affiliates. The Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise or refrain from exercising such rights and powers as though it were not the Agent, and the Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of banking, trust, financial advisory, or other business with any Loan Party or any Affiliate of any Loan Party as if it were not the Agent under the Loan Documents and without any duty to account therefor to the Lenders. The terms “Lender” and “Lenders”, unless otherwise expressly indicated or unless the context otherwise clearly requires, includes the Agent in its individual capacity as a Lender.

Section 9.3.          Exculpatory Provisions. (a) The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent and its Related Parties:

(i)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or any Legal Requirement, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law, and the Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action; and

(iii)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b)          Any instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.10) shall be binding upon all the Lenders. Neither the Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Agent (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.10), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. In all cases in which the Loan Documents do not require the Agent to take specific action, the Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. The Agent shall be entitled to assume that no Default or Event of Default exists, and shall be deemed not to have knowledge of any Default or Event of Default, unless and until notice describing such Default is given to the Agent in writing by the Borrower or a Lender. If the Agent receives from any Loan Party a written notice of an Event of Default pursuant to Section 6.1, the Agent shall promptly give each of the Lenders written notice thereof.

(c)          Neither the Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, or the advancing of the Loans, (ii) the contents of any certificate, report or other document delivered under this Agreement or any other Loan Documents or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness, genuineness, value, worth, or collectability of this Agreement, any other Loan Document or any other agreement, instrument, document or writing furnished in connection with any Loan Document, or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent; and the Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence.

Section 9.4.          Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Agent may treat the payee of any Note or any Loan as the holder thereof until written notice of transfer shall have been filed with the Agent signed by such payee in form satisfactory to the Agent.

Section 9.5.          Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.6.          Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.7.          Resignation of Agent and Successor Agent. (a) The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor and, so long as no Event of Default shall have occurred and be continuing, such appointment shall be within the Borrower’s consent (which shall not be unreasonably withheld). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)          [Reserved].

(c)          With effect from the Resignation Effective Date (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.12 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

Section 9.8.          [Reserved].

Section 9.9.          [Reserved].

Section 9.10.         No Other Duties; Designation of Additional Agents. The Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof; provided that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise given to the Agent pursuant to this Section 9 and (ii) subject to Section 10.7, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 9.11.         Authorization to Enter into, and Enforcement of the Guaranty. The Lenders irrevocably authorize the Agent to execute and deliver the Senior Subordination Agreement, the Surety Subordination Agreement, each Subordination Agreement and each Guaranty Agreement on their behalf and on behalf of each of their Affiliates and to take such action and exercise such powers under the Senior Subordination Agreement, the Surety Subordination Agreement, any Subordination Agreement or any Guaranty Agreement as the Agent considers appropriate, provided the Agent shall not amend the Senior Subordination Agreement, the Surety Subordination Agreement, any Subordination Agreement or any Guaranty Agreement unless such amendment is agreed to in writing by the Required Lenders. Each Lender acknowledges and agrees that it will be bound by the terms and conditions of the Senior Subordination Agreement, the Surety Subordination Agreement, each Subordination Agreement and each Guaranty Agreement upon the execution and delivery thereof by the Agent. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Agent shall have the right to institute any suit, action or proceeding in equity or at law for the execution of any trust or power in respect of any Guaranty Agreement or for the appointment of a receiver or for the enforcement of any other remedy under any Guaranty Agreement.

Section 9.12.         Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.13 and 10.12(a)) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.13 and 10.12(a). Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.13.         Guaranty Matters. The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Guarantor from its obligations under its Guaranty Agreement if such Person ceases to be a Loan Party as a result of a transaction permitted under the Loan Documents. Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release any Guarantor from its obligations under its Guaranty Agreement pursuant to this Section 9.13.

Section 10.         Miscellaneous.

Section 10.1.          Taxes. (a) FATCA. For purposes of this Section 10.1, the term “applicable law” includes FATCA.

(b)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          Payment of Other Taxes by the Loan Parties. Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)          Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 10.1(e).

(f)          Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 10.1, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g)          Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing,

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(i)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)         executed originals of IRS Form W-8ECI;

(iii)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form reasonably acceptable to the Agent representing that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(iv)         to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate in form reasonably acceptable to the Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in form reasonably acceptable to the Agent on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(h)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.1 (including by the payment of additional amounts pursuant to this Section 10.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 10.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.1(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 10.1(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 10.1(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)          Required Elections. In the event that the Borrower is classified as a partnership for federal income tax purposes, or any taxable years for which Sections 6221 through 6241 of the Code apply to the Borrower, the partnership representative shall, to the extent eligible, make the election under Section 6221(b) of the Code with respect to the Borrower and take any other action such as disclosures and notifications necessary to effectuate such election. If the election described in the preceding sentence is not available, to the extent applicable, the partnership representative shall make the election under Section 6226(a) of the Code with respect to the Borrower and take any other action such as filings, disclosures and notifications necessary to effectuate such election.

(j)          Survival. Each party’s obligations under this Section 10.1 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 10.2.          Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 8.4, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 10.1, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.4 or Section 10.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          Replacement of Lenders. If any Lender requests compensation under Section 8.4, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 10.1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 10.2(a), or if any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.9(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 8.4 or Section 10.1) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)          the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 10.9(b)(iv);

(ii)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)        in the case of any such assignment resulting from a claim for compensation under Section 8.4 or payments required to be made pursuant to Section 10.1 such assignment will result in a reduction in such compensation or payments thereafter;

(iv)        such assignment does not conflict with applicable law; and

(v)         in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.3.          No Waiver, Cumulative Remedies. No delay or failure on the part of the Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 10.4.          Non-Business Days. If the payment of any obligation or the performance of any covenant, duty or obligation hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment or performance shall be extended to the next succeeding Business Day on which date such payment or performance shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 10.5.          Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any Obligations (other than contingent obligations not due and owing) remain unpaid hereunder.

Section 10.6.          Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans, including, but not limited to, Sections 8.1, 8.4, 10.4 and 10.13, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations (other than contingent obligations not due and owing).

Section 10.7.          Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)          if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)         the provisions of this Section 10.7 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Loan Party (as to which the provisions of this Section 10.7 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 10.8.          Notices; Effectiveness; Electronic Communication. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.8(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows:

(i)	if to any Loan Party:

Limbach Facility Services LLC

13261 Mid Atlantic Blvd

Laurel, MD 20708

Attention:	John T. Jordan, Jr.
Telephone:	(301) 623-4799
Facsimile:	(412) 359-2287
Email:	john.jordan@limbachinc.com

with a copy (which shall not constitute notice to):

Honigman Miller Schwartz and Cohn LLP

2290 First National Building

660 Woodward Avenue

Detroit, MI 48226

Attention:	Joshua Opperer
Telephone:	(313) 465-7456
Facsimile:	(313) 465-7457

(ii)	if to the Agent:

Alcentra Capital Corporation

200 Park Avenue, 7th Floor

New York, NY 10166

Attention:	Branko Krmpotic
Telephone:	(212) 922-8071
Email:	branko.krmpotic@alcentra.com; mmreporting@alcentra.com

with a copy (which shall not constitute notice to):

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Wells Fargo Capitol Center

150 Fayetteville Street, Suite 2300

P.O. Box 2611

Raleigh, NC 27602

Attention:	Anne E. Croteau
Telephone:	(919) 821-6658
Email:	acroteau@smithlaw.com

(iii)	if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 10.8(b) below, shall be effective as provided in said Section 10.8(b).

(b)        Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore, provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)          Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by written notice to the other parties hereto. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

Section 10.9.          Successors and Assigns; Assignments and Participations.  (a)  Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.9(b) below, (ii) by way of participation in accordance with the provisions of Section 10.9(d) below or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.9(f) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.9(d) below and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)         In the case of an assignment of the entire remaining amount of the Loans at the time owing to the assigning Lender or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 10.9(b)(i)(B) below in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned;

(B)          In any case of an assignment not described in Section 10.9(b)(i)(A) above, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan assigned.

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.9(b)(i)(B) above and, in addition:

(A)         the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof; and

(B)         the consent of the Agent (such consent not to be unreasonably withheld, delayed, or conditioned) shall be required for assignments to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

(iv)        Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it shall not be a Lender, an Affiliate of a Lender, or an Approved Fund with respect to a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)        No Assignment to Certain Persons. No Lender shall assign any of its rights or obligations hereunder to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)        No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Agent pursuant to Section 10.9(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.1, 8.4, 10.1 and 10.12 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.9(d) below.

(c)          Register. The Agent, acting solely for this purpose as an agent of the Borrower (such agency being solely for tax purposes), shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.12(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.10(i) and (ii) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 8.1, 8.4, and 10.1 (subject to the requirements and limitations therein, including the requirements under Section 10.1(g) (it being understood that the documentation required under Section 10.1(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.9(b) above; provided that such Participant (A) agrees to be subject to the provisions of Section 10.2 as if it were an assignee under Section 10.2(b) above; and (B) shall not be entitled to receive any greater payment under Section 8.4 or Section 10.1, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 10.2(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.13 as though it were a Lender; provided that such Participant agrees to be subject to Section 10.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)          Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.10.         Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders (or the Agent with the consent of the Required Lenders), and (c) if the rights or duties of the Agent are affected thereby, the Agent; provided that:

(i)          no amendment or waiver pursuant to this Section 10.10 shall (A) reduce or waive the amount of or postpone the date for any scheduled payment (but not including any mandatory prepayment) of any principal of or interest on any Loan (except in connection with the waiver of acceptability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan (or participate therein) hereunder or (B) change the application of payments set forth in Section 2.9 without the consent of any Lender adversely affected thereby;

(ii)         no amendment or waiver pursuant to this Section 10.10 shall, unless signed by each Lender, change the definition of Required Lenders, change the provisions of this Section 10.10, release any material Guarantor (except as otherwise provided for in the Loan Documents), affect the number of Lenders required to take any action hereunder or under any other Loan Document, or change or waive any provision of any Loan Document that provides for the pro rata nature of disbursements or payments to Lenders; and

(iii)        in addition to the other requirements of this Section 10.10, no amendment to Section 11 shall be made without the consent of the Guarantor(s) affected thereby.

Notwithstanding anything to the contrary herein, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Agent if, at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with the terms herein) in full of the principal of and interest accrued on each Loan made by it and all other Obligations owing to it or accrued for its account under this Agreement,.

Section 10.11.         Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 10.12.         Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent), in connection with the syndication of the Loans, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Agent or any Lender (including the fees, charges and disbursements of any counsel for the Agent or any Lender), in connection with any Default or Event of Default hereunder or with the enforcement or protection of its rights (including all such expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving any Loan Party or any of its Subsidiaries as a debtor thereunder) (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)          Indemnification by the Borrower. The Borrower shall indemnify the Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Damages (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any Guarantor) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged violation of Environmental Laws, the presence, Release or threatened Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries or at any off-site location for which the Borrower or any of its Subsidiaries may be liable, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Guarantor, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by the Borrower or any Guarantor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Guarantor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.12(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any claim not related to any such Taxes.

(c)          Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 10.12(a) or (b) to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of the Agent, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or against any Related Party of the Agent acting for the Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 10.12(c) are several and not joint. The Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Agent by any Lender arising outside of this Agreement and the other Loan Documents.

(d)          Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)          Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f)          Survival. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of Obligations hereunder.

Section 10.13.         Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender and agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.14.         Governing Law; Jurisdiction; Etc. (a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based on, arising out of, or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the state of New York, without regard to conflicts of law provisions (other than sections 5-1401 and 5-1402 of the New York General Obligations Law).

(b)          Jurisdiction. Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in each case in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)          Waiver of Venue. Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.14(b) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, the manner provided for notices (other than telecopy or email) in Section 10.8. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Legal Requirements.

Section 10.15.         Severability of Provisions Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 10.16.         Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) no Loan Party nor any endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Agent or any Lender may have received hereunder shall, at the option of the Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) No Loan Party nor any endorser shall have any action against the Agent or any Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 10.17.         Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries and to Guarantors, respectively, shall apply only during such times as the Borrower has one or more Subsidiaries and as there are one or more Guarantors, respectively.

Section 10.18.         Lenders’ Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 10.19.         USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 10.20.         Waiver of Jury Trial. Each of the Loan Parties, the Agent, and the Lenders hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other person has represented, expressly or otherwise, that such other person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents by, among other things, the mutual waivers and certifications in this section.

Section 10.21.         Treatment of Certain Information; Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement provided that such assignee or Participant is subject to the provisions of this Section 10.21, (g) on a confidential basis to (i) any rating agency in connection with rating the Loan Parties or the Loans or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (h) with the consent of the Borrower, or (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement and the other Loan Documents.

For purposes of this Section, “Information” means all information received from any Loan Party relating to the Loan Parties or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any of its Subsidiaries, provided that, in the case of information received from any Loan Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.22.         Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g. “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.23.         All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Agent and any Persons designated by the Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable until the Termination Date. All such powers of attorney shall be for security.

Section 10.24.         Managerial Assistance. The Borrower acknowledges that Alcentra is a Business Development Company under the Investment Company Act (in such capacity, “BDC Purchaser”). BDC Purchaser will make available significant managerial assistance to the Borrower as required by the Investment Company Act. As such, BDC Purchaser’s officers, directors and employees are available to provide the Borrower with guidance and counsel with respect to various management concerns, including operations or business objectives, implementing best practices and policies, selective participation in board and management meetings (to the extent BDC Purchaser does not already have a board observer position in connection with the financing), consulting with the Borrower’s officers and executives on significant management matters, reviewing proposed annual budgets and operating plans or providing other organizational and financial guidance. In connection with providing such managerial assistance, BDC Purchaser may need to examine the books and records of the Borrower and inspect its facilities at reasonable times and intervals concerning the general status of the Borrower’s financial condition and operations, provided that access to confidential proprietary information and facilities need not be provided. BDC Purchaser agrees that any confidential information provided to or learned by it in connection with providing such managerial assistance shall be kept in confidence in keeping with the confidentiality provisions set forth herein.

Section 11.         The Guarantees.

Section 11.1.          The Guarantees. To induce the Lenders to make the Loans described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Loans and for other good and valuable consideration, receipt of which is hereby acknowledged, the Parent and each Subsidiary party hereto (including any Subsidiary executing an Additional Guarantor Supplement substantially in the form attached hereto as Exhibit G or such other form reasonably acceptable to the Agent) and the Borrower (as to the Guaranteed Obligations of another Loan Party) hereby unconditionally and irrevocably guarantees jointly and severally to the Agent and the Lenders the due and punctual payment of all present and future Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding). In case of failure by the Borrower or other obligor punctually to pay any Guaranteed Obligations guaranteed hereby, each Guarantor hereby unconditionally, jointly and severally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

Section 11.2.          Guarantee Unconditional. The obligations of each Guarantor under this Section 11 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a)          any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Loan Party or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b)          any modification or amendment of or supplement to this Agreement or any other Loan Document;

(c)          any change in the corporate existence, structure, or ownership of, or any proceeding under any Debtor Relief Law affecting, the Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Loan Party or other obligor or of any other guarantor contained in any Loan Document;

(d)          the existence of any claim, set-off, or other rights which any Loan Party or other obligor or any other guarantor may have at any time against the Agent, any Lender or any other Person, whether or not arising in connection herewith;

(e)          any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Loan Party or other obligor, any other guarantor, or any other Person or Property;

(f)          any application of any sums by rights of set-off, counterclaim, or similar rights to any obligation of any Loan Party or other obligor, regardless of what obligations of any Loan Party or other obligor remain unpaid, including the Guaranteed Obligations;

(g)          any invalidity or unenforceability relating to or against any Loan Party or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by any Loan Party or other obligor or any other guarantor of the principal of or interest on any Loan or any other amount payable under the Loan Documents; or

(h)          any other act or omission to act or delay of any kind by the Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this clause (h), constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 11.

Section 11.3.          Discharge Only upon Termination Date; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 11 shall remain in full force and effect until the Termination Date. If at any time any payment of the principal of or interest on any Loan or any other amount payable by any Loan Party or other obligor or any Guarantor under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of such Loan Party or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 11 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 11.4.          Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation, reimbursement or indemnification by any payment made hereunder, or otherwise, until all the Guaranteed Obligations (other than any contingent or indemnification obligations not then due) shall have been paid in full or collateralized in a manner reasonably acceptable to the Lender or Affiliate of a Lender to whom such obligations are owed. If any amount shall be paid to a Guarantor on account of such subrogation, reimbursement or indemnification rights at any time prior to the Termination Date, such amount shall be held in trust for the benefit of the Agent and the Lenders (and their Affiliates) and shall forthwith be paid to the Agent for the benefit of the Lenders (and their Affiliates) or be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 11.5.          Subordination. Each Guarantor hereby subordinates the payment of all indebtedness, obligations, and liabilities of the Borrower or any other Loan Party owing to such Guarantor, whether now existing or hereafter arising, to the indefeasible payment in full in cash of all Guaranteed Obligations (other than any contingent obligations not due and owing). During the existence of any Event of Default, subject to Section 11.4 above, any such indebtedness, obligation, or liability of the Borrower or any other Loan Party owing to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the benefit of the holders of the Guaranteed Obligations and the proceeds thereof shall be paid over to the Agent for application to the Guaranteed Obligations (whether or not then due), but without reducing or affecting in any manner the liability of such Guarantor under this Section 11.

Section 11.6.          Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Agent, any Lender, or any other Person against the Borrower or any other Loan Party or other obligor, another guarantor, or any other Person.

Section 11.7.          Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 11 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 11 void or voidable under applicable law, including fraudulent conveyance law.

Section 11.8.          Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or other Loan Party or other obligor under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such other Loan Party or obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Agent made at the request or otherwise with the consent of the Required Lenders.

Section 11.9.          Benefit to Guarantors. The Loan Parties are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower and the other Loan Parties has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder, and each Guarantor acknowledges that this guarantee is necessary or convenient to the conduct, promotion and attainment of its business.

Section 11.10.         [Reserved].

Section 11.11.         Guarantor Covenants. Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

[Signature Pages to Follow]

This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrower”

Limbach Facility Services LLC

By	/s/ John T. Jordan Jr.
Name: John T. Jordan Jr.
Title: Executive Vice President, Chief Financial Officer and Treasurer

“Guarantors”

Limbach Holdings LLC

By	By /s/ John T. Jordan Jr.
Name: John T. Jordan Jr.
Title: Executive Vice President, Chief Financial Officer and Treasurer

Limbach Company LLC

By	/s/ John T. Jordan Jr.
Name: John T. Jordan Jr.
Title: Executive Vice President, Chief Financial Officer and Treasurer

Harper Limbach LLC

By	/s/ John T. Jordan Jr.
Name: John T. Jordan Jr.
Title: Executive Vice President and Treasurer

Limbach Company LP

By	/s/ John T. Jordan Jr.
Name: John T. Jordan Jr.
Title: Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Loan Agreement]

Harper Limbach Construction LLC

By	/s/ John T. Jordan Jr.
Name: John T. Jordan Jr.
Title: Executive Vice President and Treasurer

[Signature Page to Loan Agreement]

“Agent”

Alcentra Capital Corporation, a Maryland corporation, as a Lender and as Agent

By: Alcentra NY LLC as Advisor to Alcentra Capital Corporation

By	/s/ Branko Krmpotic
Name: Branko Krmpotic
Title: Senior Vice President

“Lenders”

Alcentra Capital Corporation, a Maryland corporation, as a Lender and as Agent

By: Alcentra NY LLC as Advisor to Alcentra Capital Corporation

By	/s/ Branko Krmpotic
Name: Branko Krmpotic
Title: Senior Vice President

[Signature Page to Loan Agreement]

Exhibit D

Note

THIS NOTE IS SUBJECT TO THE SUBORDINATION AND INTERCREDITOR AGREEMENT, DATED AS OF JULY 20, 2016, AMONG THE MAKER OF THIS NOTE, ALCENTRA CAPITAL CORPORATION, AS SUBORDINATE AGENT AND FIFTH THIRD BANK, AS SENIOR AGENT, UNDER WHICH THIS NOTE AND THE MAKER’S OBLIGATIONS HEREUNDER ARE SUBORDINATED IN THE MANNER SET FORTH THEREIN TO THE PRIOR PAYMENT OF CERTAIN INDEBTEDNESS AND OBLIGATIONS TO THE HOLDERS OF SENIOR FACILITY DEBT AS DEFINED IN THE SUBORDINATION AND INTERCREDITOR AGREEMENT.

Note

$_______________	____________, 20__

For Value Received, the undersigned, Limbach Facility Services LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to _________________________ (the “Lender”) or its registered assigns at the principal office of the Lender (or such other location as the Lender may designate to the Borrower), in immediately available funds, the principal sum of ___________________ Dollars ($__________) or, if less, the aggregate unpaid principal amount of the Loan made or maintained by the Lender to the Borrower pursuant to the Loan Agreement (as defined below), together with interest on the principal amount of such Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Loan Agreement.

This Note (this “Note”) is one of the Notes referred to in the Loan Agreement dated as of July 20, 2016, among the Borrower, Limbach Holdings LLC, a Delaware limited liability company (the “Parent”), the other Guarantors party thereto, the Lenders party thereto, and Alcentra Capital Corporation, a Maryland corporation, as Agent (as amended, restated, modified or supplemented from time to time, the “Loan Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Loan Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Loan Agreement. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law provisions (other than Sections 5-1401 and 5-1402 of the New York General Obligations law).

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Loan Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

[Signature Page to Follow]

In Witness Whereof, the Borrower has caused this Note to be duly executed and delivered on the date set forth above by the duly authorized representative of the Borrower.

Limbach Facility Services LLC

By
Name
Title

Exhibit E

___________________________________________________

Compliance Certificate

Date:  __________, 20__

To:	Alcentra Capital Corporation, as Agent under, and the Lenders party to, the Loan Agreement described below

Reference is made to the Loan Agreement, dated as of July 20, 2016, by and among Limbach Facility Services LLC, a Delaware limited liability company (the “Borrower”), Limbach Holdings LLC, a Delaware limited liability company (the “Parent”), the other Guarantors party thereto, the Lenders party thereto, and Alcentra Capital Corporation, a Maryland corporation, as Agent (as amended, restated, modified or supplemented from time to time, the “Loan Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Loan Agreement. This Compliance Certificate is furnished to the Agent and the Lenders pursuant to the Loan Agreement.

The Undersigned, solely in the capacity set forth in paragraph 1 below and not in any individual capacity, hereby certifies that:

1. I am the duly elected/appointed ____________ of the Borrower.

2. I have reviewed the terms of the Loan Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Parent and its Subsidiaries during the accounting period covered by the attached financial statements.

3. No Default or Event of Default has occurred and is continuing during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below.

4. The financial statements required by Section 6.1 of the Loan Agreement and being furnished to you concurrently with this Compliance Certificate fairly and adequately present in all material respects the financial condition of the Borrower and its Subsidiaries as of [________], and the results of their operations and cash flows for the [quarter/year] ended, in conformity with GAAP applied on a consistent basis.

5. The representations and warranties contained in Section 5 of the Loan Agreement are true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of such earlier date).

6. Schedule I hereto sets forth financial data and computations evidencing the Loan Parties’ compliance with certain covenants of the Loan Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Loan Agreement.

7. Schedule II hereto sets forth a comparison of current financials against the budget for such period required to be submitted pursuant to Section 6.1(d) of the Loan Agreement.

8. Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

9. Schedule III hereto sets forth any update to Schedule 5.9, as required pursuant to Section 5.9 of the Loan Agreement.

In the event of a conflict between the attached Schedule I and any certifications relating thereto and the Loan Agreement and related definitions used in calculating such covenants, the Loan Agreement and such related definitions shall govern and control. The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements attached as Schedule II hereto in support hereof, are made and delivered as of the date first above written.

Limbach Facility Services LLC

By
Name
Title

[Signature Page to Compliance Certificate]

Schedule I

to Compliance Certificate

Limbach Facility Services LLC

Compliance Calculations

for Loan Agreement dated as of July 20, 2016

Calculations as of _____________, 20__

A.	Total Leverage Ratio (Section 6.20(a))
	1.	Total Funded Debt[1]	$___________
	2.	Net Income for past 4 quarters	$___________
	3.	Interest Expense for past 4 quarters	$___________
	4.	Federal, state and local income taxes for past 4 quarters	$___________
	5.	Depreciation and amortization expense for past 4 quarters	$___________
	6.	Transaction expenses incurred in connection with Permitted Acquisitions, whether or not consummated (not to exceed $50,000 in the aggregate) for past 4 quarters	$___________
	7.	Fees and expenses paid in cash for past 4 quarters in connection with the Loan Agreement and the Related Transactions to the extent paid on or before that date occurring six months after the Closing Date in an aggregate amount not to exceed $2,500,000	$___________
	8.	Losses or other charges related to Legacy Claims for past 4 quarters in an amount not to exceed $500,000 during such 4 quarters (and in an aggregate amount not to exceed $2,500,000 during the term of the Loan Agreement)	$___________
	9.	Sum of Lines A2, A3, A4, A5, A6, A7 and A8 (“EBITDA”)	$___________
	10.	Ratio of Line A1 to Line A9 (“Total Leverage Ratio”)	____:1.00
	11.	Total Leverage Ratio (from Line A10) must not exceed	3.75:1.00
	12.	The Borrower and its Subsidiaries are in compliance (circle yes or no)	yes/no

[1]	Total Funded Debt does not include obligations in respect of Bonding Agreements.

C.	Fixed Charge Coverage Ratio (Section 6.20(c))
	1.	EBITDA (from Line A9)	$___________
	2.	Capital Expenditures not financed with Indebtedness for past 4 quarters	$___________
	3.	Line C1 minus Line C2	$___________
	4.	Principal Payments for past 4 quarters[2]	$___________
	5.	Cash portion of Interest Expense for past 4 quarters[3]	$___________
	6.	Restricted Payments (including without duplication Tax Distributions) for past 4 quarters	$___________
	7.	Federal, state and local income taxes paid in cash for past 4 quarters	$___________
	8.	Sum of Lines C4, C5, C6 and C7 (“Fixed Charges”)	$___________
	9.	Ratio of Line C3 to Line C8 (“Fixed Charge Coverage Ratio”)	____:1.00
	10.	Fixed Charge Coverage Ratio (from Line C9) must not be less than	1.00:1.00
	11.	The Borrower and its Subsidiaries are in compliance (circle yes or no)	yes/no

[2]	For purposes of calculating Fixed Charges for any period prior to the quarter ending September 30, 2017, scheduled payments of principal shall be deemed for all periods included in such calculation to be an aggregate of $3,000,000.

[3]	For purposes of calculating Fixed Charges for any period prior to the quarter ending September 30, 2017, the cash portion of any Interest Expense for such period shall mean (A) for the fiscal quarter ending September 30, 2016, the actual cash Interest Expense for such quarter multiplied by 4, (B) for the fiscal quarter ending December 31, 2016, the actual cash Interest Expenses for the fiscal quarters ending September 30, 2016 and December 31, 2016 multiplied by 2, and (C) for the fiscal quarter ending March 31, 2017, the actual cash Interest Expenses for the fiscal quarters ending September 30, 2016, December 31, 2016 and March 31, 2017 multiplied by 4/3.

D.	Minimum Tangible Net Worth (Section 6.20(d))
	1.	Capital stock (less treasury stock), paid-in capital surplus and retained earnings (deficit) of the Borrower and any of its Subsidiaries (excluding inter-company items and all amounts properly attributable to minority interests, if any, in the stock and surplus of any such Subsidiary)	$___________
	2.	Deferred charges (less amortization, unamortized debt discount and expenses and corporate organization expenses)	$___________
	3.	Book amount of all assets which would be treated as intangibles under GAAP, including, without limitation, such items as goodwill, trademark applications, trade names, service marks, brand names, copyrights, patents, patent applications and licenses, and rights with respect to the foregoing	$___________
	4.	Amount by which aggregate inventories or aggregate securities appearing on the asset side of such consolidated balance sheet exceed the lower of cost or market value (at the date of such balance sheet)	$___________
	5.	Any write-up in the book amount of any asset resulting from a revaluation thereof from the book amount entered upon acquisition of such asset	$___________
	6.	Sum of Lines D2, D3, D4 and D5	$___________
	7.	Line D1 minus Line D6	$___________
	8.	Line D7 must not be less than	$15,000,000
	9.	The Borrower and its Subsidiaries are in compliance (circle yes or no)	yes/no

Schedule II

to Compliance Certificate

Limbach Facility Services LLC

Financial Statements

for Loan Agreement dated as of July 20, 2016

[See attached.]

Schedule III

to Compliance Certificate

Limbach Facility Services LLC

Schedule 5.9 to Loan Agreement

[See attached.]

Exhibit F

Assignment and Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert Name of Assignor] (the “Assignor”) and [Insert Name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Loans and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]4]

3.	Borrower: Limbach Facility Services LLC, a Delaware limited liability company

4.	Agent: Alcentra Capital Corporation, a Maryland corporation, as Agent under the Loan Agreement

[4]	Select as applicable.

5.	Loan Agreement: The Loan Agreement dated as of July 20, 2016, by and among the Borrower, Limbach Holdings LLC (the “Parent”), the other Guarantors party thereto, the Lenders party thereto, and Alcentra Capital Corporation, as Agent

6.	Assigned Interest:

Aggregate Amount of Loans for all Lender	Amount of Loans Assigned[5]	Percentage Assigned of Loans[6]
$	$	%

[7.	Trade Date: _____________________________________________ ][7]

[Page Break]

5	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

6	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

7	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [To be inserted by Agent and which shall be the effective date of recordation of transfer in the register therefor.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

Assignor

[Name of Assignor]

By
Name
Title

Assignee

[Name of Assignee]

By
Name
Title

[Signature Page to Assignment and Assumption]

Consented to and Accepted:

Alcentra Capital Corporation, as Agent

By
Name
Title

[Consented to:][8]

[Name of Relevant Party]

By
Name
Title

[8]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

[Signature Page to Assignment and Assumption]

Annex 1

Standard Terms and Conditions for
Assignment and Assumption

Section 1. Representations and Warranties.

Section 1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent, the Borrower or any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent, the Borrower or any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

Section 1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements to be an assignee under the definition of “Eligible Assignee” of the Loan Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Section 2. Payments.

From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

Section 3. General Provisions.

This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of law provisions (other than Sections 5-1401 and 5-1402 of the New York General Obligations law).

Exhibit G

Additional Guarantor Supplement

Date:  __________, 20__

To:	Alcentra Capital Corporation, as Agent under, and the Lenders party to, the Loan Agreement described below

Ladies and Gentlemen:

Reference is made to the Loan Agreement, dated as of July 20, 2016, by and among Limbach Facility Services LLC, a Delaware limited liability company (the “Borrower”), Limbach Holdings LLC, a Delaware limited liability company (the “Parent”), the other Guarantors party thereto, the Lenders party thereto, and Alcentra Capital Corporation, a Maryland corporation, as Agent (as amended, restated, modified or supplemented from time to time, the “Loan Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Loan Agreement.

The undersigned, [Insert Name of Guarantor], a(n) ________ ___________, hereby elects to be a “Guarantor” for all purposes of the Loan Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 5 of the Loan Agreement are true and correct (or in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as to the undersigned to the extent applicable to it as of the date hereof (unless such representations and warranties related to an earlier specified date, in which case they are true and correct (or in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of such earlier date) and the undersigned shall comply with each of the covenants set forth in Section 6 of the Loan Agreement applicable to it.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Loan Agreement, including without limitation Section 11 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Additional Guarantor Supplement shall be effective upon its execution and delivery by the undersigned to the Agent, and it shall not be necessary for the Agent or any Lender, or any of their Affiliates entitled to the benefits hereof, to execute this Additional Guarantor Supplement or any other acceptance hereof. This Additional Guarantor Supplement shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of law provisions (other than Sections 5-1401 and 5-1402 of the New York General Obligations law).

Very truly yours,

[Insert Name of Guarantor]

By
Name
Title

Acknowledged and Agreed

Alcentra Capital Corporation, as Agent

By
Name
Title

Schedule 1

Loans

Name and Payment Address of Lender	Loan	Closing Fee

Alcentra Capital Corporation 200 Park Avenue, 7th Floor New York, NY 10166	$13,000,000	$260,000

Total:	$13,000,000.00	$260,000

Schedule 1-A

Capital Leases

1.	Lease Agreement (#100171), dated as of May 1, 2009, by and between Bud Behling Leasing, Inc., dba BBL Fleet and Limbach Facility Services LLC.

2.	Agreement (No. 1138814), dated as of March 27, 2014, by and between GreatAmerica Financial Services Corporation and Limbach Company LLC.

Schedule 1-B

June 2016 EBITDA Calculations

1.	Management Fees in an amount not to exceed $668,000.

Schedule 2.4(b)

Conversion Calculation

FOR ILLUSTRATIVE PURPOSES ONLY

A.	Deferred Interest Principal being Converted:	$2,000,000.00
B.	Conversion Price:	$10.00
C.	Five (5) day weighted trading average of a share of Limbach Stock for the five Business Days preceding the Conversion Date:	$25.00
D.	Conversion Shares (A./B.):	200,000 = $2,000,000.00/$10.00
E.	Liquidation Shares (A./C.):	80,000 = $2,000,000.00/$25.00
F.	Shares to be delivered to Lenders (D. - E.):	120,000 = 200,000 – 80,000
G.	Value of shares to be delivered to Lenders (F. x C.):	$3,000,000.00 = 120,000 x $25.00
H.	Cash to be paid to Lenders (A.):	$2,000,000.00
I.	Value of shares and cash to be delivered to Lenders (G +A.):	$5,000,000.00

Schedule 5.5

Litigation and Other Controversies

1.	Pennsylvania Department of General Services Project (SCI Fayette): This lawsuit was filed by the Commonwealth of Pennsylvania (the “Commonwealth”) against Limbach Facility Services LLC (“LFS”) for a construction project completed in the fall of 2002. LFS contracted with the Pennsylvania Department of General Services (“DGS”) in 2001, to perform mechanical construction work at the State Correctional Institution in Fayette County, PA. In 2007, DGS discovered leaks in the underground thermal pipe system supplied by LFS’ subcontractor, Thermacor Process LP (“Thermacor”); however, LFS believes that it is not responsible for the leaks. DGS did not pursue the matter further until it filed and served a complaint against LFS in September 2012, seeking in excess of $8,000,000 in damages. In late December 2012, LFS filed an answer to the complaint and joined Thermacor, Allegheny Group (Thermacor’s distributor) and the project engineer of record, L. Robert Kimball and Associates, as defendants. Significant discovery has occurred during the ensuing three years. LFS submitted defense of the suit to Arch Insurance and Travelers Insurance, and coverage was accepted under a reservation of rights by Travelers Insurance. Trial is not anticipated until 2017, and the parties hope to submit to mediation in the fall of 2016.

2.	Wilshire Vermont Apartments Project: This matter relates to LFS’ work as a subcontractor to Taisei Construction for the Wilshire Vermont apartments project in 2004. On April 18, 2013, LFS was sued by the project owner (the “Owner”) for alleged construction defects as part of a larger claim against the general contractor, the design team and almost all subcontractors. LFS submitted defense of the suit to Arch Insurance and coverage was accepted under a reservation of rights. The Owner alleges three defects in LFS’ work, seeking damages of approximately $900,000, with the total suit claiming damages in of the approximate amount of $70,000,000. LFS has asserted defenses to each item, including that liability may rest with a subcontractor or supplier that LFS has brought into the case. LFS’ expert also believes the total value of the three items claimed by the Owner to be far less than claimed. All parties participated in mediation over three days, commencing on July 27, 2015; however, no settlement was reached. LFS is working with the mediator to set up a meeting between the Owner and LFS’ experts aimed at narrowing the issues and agreeing on the costs of repair, in hopes of allowing a settlement to be reached when mediation resumes in 2016.

Legacy Claims

For purposes of the Loan Agreement, the claims described in items #1 and #2 above are “Legacy Claims”.

Schedule 5.9

ERISA

(a)

1.	Central States Pension Fund Matter: In September 2014, Central States Pension Fund (“CSPF”) issued to LFS a demand for payment of withdrawal liability stemming from allegations that LFS had completely withdrawn from CSPF by virtue of ceasing to employ teamsters in the Company’s Michigan branch (the “Central States Pension Fund Matter”). CSPF assessed the amount of withdrawal liability to be $613,485. LFS disputed the amount of the assessment and filed arbitration against CSPF on May 14, 2015. A settlement was reached in December 2015, and the parties entered into that certain Settlement Agreement and Release, dated March 31, 2016, between Central States, Southeast and Southwest Areas Pension Fund and Limbach Company LLC.

(b)

1.	Sheet Metal Workers Local 98 Pension Fund

2.	Sheet Metal Workers' Pension Plan of Southern California, Arizona and Nevada

3.	Heating, Piping and Refrigeration Pension Fund

4.	Sheet Metal Workers' Local Union No. 80 Pension Fund

5.	Steamfitters Local Union No. 420 Pension Plan

6.	Plumbers and Pipefitters Local Union No. 333 Pension Plan

7.	Pipefitters Local No. 636 Defined Benefit Pension Fund

8.	Sheet Metal Workers’ National Pension Fund

9.	Plumbers and Pipefitters National Pension Fund

10.	Plumbers Local No. 98 Defined Benefit Pension Fund

11.	Plumbers & Steamfitters Local No. 577 Pension Plan

12.	Flint Area Sheet Metal Workers Local Union No. 7, Zone 4 Pension Fund

(c)

None.

(d)

1.	A “Statement of Business Affairs” was requested from LFS in connection with the Central States Pension Fund Matter.

(e)

None.

Schedule 5.10

Subsidiaries

List of Subsidiaries of each Loan Party:

1.	Limbach Facility Services LLC is a wholly-owned Subsidiary of Limbach Holdings LLC.

2.	Harper Limbach Construction LLC, Harper Limbach LLC and Limbach Company LLC are wholly-owned Subsidiaries of Limbach Facility Services LLC.

3.	Limbach Company LP is 99%-owned by Limbach Facility Services LLC and 1%-owned by Limbach Company LLC.

Subsidiary	Jurisdiction of Organization	Holder(s)	Percentage of Subsidiary’s Equity Interests Held
Limbach Facility Services LLC	Delaware	Limbach Holdings LLC	10 Units (100% membership interest)
Harper Limbach Construction LLC	Delaware	Limbach Facility Services LLC	10 Units (100% membership interest)
Harper Limbach LLC	Delaware	Limbach Facility Services LLC	10 Units (100% membership interest)
Limbach Company LP	Delaware	Limbach Facility Services LLC	99% partnership interest
		Limbach Company LLC	1% partnership interest
Limbach Company LLC	Delaware	Limbach Facility Services LLC	10 Units (100% membership interest)

Schedule 5.16

Labor Relations

(a)	None

(b)	None.

(c)	Collective Bargaining Agreements:

1.	Agreement, dated July 1, 2010, between SMACNA of Western Pennsylvania Sheet Metal, Roofing, Ventilation and Air Conditioning Contracting Divisions of the Construction Industry and Sheet Metal Workers Local 12.

2.	Agreement, dated June 1, 2012, between The Sheet Metal Workers of Central Ohio and Sheet Metal Workers Local Union No. 24.

3.	Construction Agreement, dated June 1, 2009, between SMACNA Metropolitan Detroit Chapter and Sheet Metal Workers’ International Association Local Union No. 80.

4.	Collective Bargaining Agreement, dated January 1, 2011, between Sheet Metal Air Conditioning Contractors’ National Association (SMACNA Los Angeles and Orange Empire SMACNA) and Sheet Metal Workers’ International Association Local Union 105.

5.	Construction Agreement, dated June 1, 2013, between SMACNA Metropolitan Detroit Chapter and Sheet Metal Air Rail Transportation International Association (SMART) Local Union No. 80.

6.	Agreement, dated June 2, 2014, between Mechanical Contractors Association of Detroit, Inc. and Journeymen Plumbers Local No. 98 of Detroit, Michigan.

7.	Joint Agreement, dated September 1, 2013, between New England Mechanical Contractors Association Incorporation and Local Union 537 of The United Association of Pipefitters and Apprentices of Boston and Vicinity of The Plumbing and Pipe Fitting Industry in the United States, Canada and Australia – AFL-CIO.

8.	Joint Agreement, dated September 1, 2013, between NEMCA/Air-Conditioning and Refrigeration Contractors of BOSTON, Inc. and Local Union 537 of The United Association of Pipefitters and Apprentices of Boston and Vicinity of The Plumbing and Pipe Fitting Industry in the United States, Canada and Australia – AFLI-CIO.

9.	Agreement, dated September 1, 2014, between Mechanical Contractors Association of Metropolitan Washington, DC and Baltimore/Washington Construction & Public Employees Laborers’ District Council, LIUNA, Local 657 and Local 11.

10.	Inside Wireman Agreement, dated June 1, 2015, between Washington, D.C. Chapter National Electrical Contractors Association and Local Union No. 26, International Brotherhood of Electrical Workers.

11.	Residential Agreement, dated June 1, 2015, by Washington, D.C. Chapter National Electrical Contractors Association and Local Union No. 26, International Brotherhood of Electrical Workers.

12.	Service Master Labor Agreement, dated September 1, 2015, between The Airconditioning, Refrigeration and Mechanical Contractors Association of Southern California (ARCA/MCA) and The Southern California Pipe Trades District Council 16 (DC 16).

13.	Joint Agreement, dated June 1, 2015, between The Mechanical Contractors Association of Southeastern Ohio and The United Association of Journeyman & Apprentices of the Plumbing and Pipefitting Industry Local No. 577.

14.	Agreement, dated June 1, 2014, between Local Union No. 24 I.B.E.W. and Baltimore Division, Maryland Chapter, National Electrical Contractors Association, Inc.

15.	Collective Bargaining Agreement, dated July 1, 2013, between Local Union No. 9 of the United Association of Journeymen and Apprentices of the Plumbing and Pipefitting Industry of The United States and Canada, AFL-CIO and Mechanical Contractors Association of New Jersey, Inc.

16.	Agreement, dated May 1, 2014, between South Jersey Mechanical Contractors Association, Inc. and LOCAL 322 of the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada, AFL-CIO.

17.	Basic Construction Agreement, dated August 1, 2014, between Mechanical Contractors Association of Metropolitan Washington, Inc. and Plumber Local Union No. 5 of the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada, AFL-CIO.

18.	Supplemental Service Agreement, dated August 1, 2014, between Mechanical Contractors Association of Metropolitan Washington, Inc. and Plumber Local Union No. 5 of the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada, AFL-CIO.

19.	Speculative Agreement “B”, dated August 1, 2014, between Mechanical Contractors Association of Metropolitan Washington, Inc. and Plumber Local Union No. 5 of the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada, AFL-CIO.

20.	Core Drilling Agreement, dated August 1, 2014, between Mechanical Contractors Association of Metropolitan Washington, Inc. and Plumber Local Union No. 5 of the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada, AFL-CIO.

21.	Ground Penetrating Radar Agreement, dated August 1, 2014, between Mechanical Contractors Association of Metropolitan Washington, Inc. and Plumber Local Union No. 5 of the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada, AFL-CIO.

22.	Building Construction Agreement, dated October 21, 2013, between the Mechanical Contractors Association of Metropolitan Washington, Inc. and Local Union No. 602 of the United Association of Journeymen and Apprentices of the Plumbing and Pipefitting Industry of the United States and Canada (AFL-CIO).

23.	Supplemental Service Agreement, dated October 21, 2013, between the Mechanical Contractors Association of Metropolitan Washington, Inc. and Local Union No. 602 of the United Association of Journeymen and Apprentices of the Plumbing and Pipefitting Industry of the United States and Canada (AFL-CIO).

24.	Agreement, dated July 1, 2013, between Sheet Metal and Air Conditioning Contractors’ National Association of Western Pennsylvania and Local Union No. 12 of International Association of Sheet Metal, Air, Rail and Transportation Workers.

25.	Agreement, dated June 1, 2015, between the Mechanical Contractors Association of Western Pennsylvania, Inc. and Plumbers Local Union No. 27 of the United Association of Journeymen and Apprentices of the Plumbing and Pipefitting Industry of the United States and Canada.

26.	Inside Agreement, dated July 1, 2015, between Western Maryland Division, Maryland Chapter, National Electric Contractors Association and Local Union No. 307, IBEW.

27.	Articles of Agreement, dated June 1, 2015, between Local Union No. 354 of the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada, AFL-CIO and Laurel Mechanical Contractors Association, Inc. and Independent Contractors.

28.	Agreement, dated May 1, 2014, between Mechanical Contractors Association of Eastern Pennsylvania, Inc. and Local Union No. 420 of the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada.

29.	Agreement, dated May 15, 2014, between Steamfitters Local Union No. 420 of the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada and Servicing Contractors Association of Greater Delaware Valley, Inc.

30.	Agreement, dated June 1, 2015, between The Mechanical Contractors Association of Western Pennsylvania, Inc. and The United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada, Local Union No. 449.

31.	Agreement, dated May 1, 2013, between Mechanical Contractors Association of Eastern Pennsylvania, Inc. and Plumbers Local Union No. 690 of the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada Covering Philadelphia, Bucks, Chester, Delaware and Montgomery Counties.

32.	National Service and Maintenance Agreement, dated August 1, 2015, between United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada, AFL-CIO and Mechanical Service Contractors of America.

33.	Construction Labor Agreement, dated November 19, 2012, between Mechanical Contractors Association of Detroit, Inc. and Pipefitters, Steamfitters, Refrigeration, and Air Conditioning Service Local Union No. 636 of Metropolitan Detroit Area, Michigan.

34.	Master Agreement for the Plumbing and Piping Industry of Southern California, dated July 1, 2014, between California Plumbing and Mechanical Contractors Association and Southern California Pipe Trades District Council No. 16 of the United Association.

35.	Participation Agreement, dated November 11, 2015, between Limbach Co LLC and United Association of Plumbers & Pipefitters Local Union #162.

36.	Agreement, dated June 1, 2015, between Sheet Metal Contractors Association of Central Ohio and Local Union #24 of International Association of Sheet Metal, Air, Rail and Transportation Workers.

37.	Master Agreement, dated May 1, 2013, between Mechanical Contractors Association of Maryland, Inc. and Plumbers and Steamfitters U.A. Local 486 of Baltimore, Maryland.

38.	Service & Maintenance Agreement, dated May 1, 2013, between The Mechanical Contractors Association of Maryland, Inc. and Plumbers & Steamfitters U.A. Local 486 of Baltimore, Maryland.

39.	Marketing Agreement, dated May 1, 2013, between The Mechanical Contractors Association of Maryland, Inc. and Plumbers and Steamfitters U.A. Local 486 of Baltimore, Maryland.

Schedule 5.25

Material Agreements

(a)	None.

(b)	None.

(c)

1.	Agreement of Limited Partnership of Limbach Company LP (f/k/a Western Air Limbach LP), dated December 13, 2002, as amended by that certain Amendment No. 1 to Agreement of Limited Partnership, dated July 13, 2007, and as further amended by that certain Amendment No. 2 to Agreement of Limited Partnership, dated June 16, 2011.

2.	Joint Venture Agreement, dated August 2012, between Limbach Company LLC and Sauer Group, Inc.

3.	Joint Venture Agreement, dated September 17, 2010, among Limbach Company LLC, Coleman Spohn Corporation and Sauer Group, Inc.

4.	Operating Agreement of HMPC, A Joint Venture, dated September 17, 2010, between Limbach Company LLC, Coleman Spohn Corporation and Sauer Group, Inc.

5.	Joint Venture Agreement, dated October 1, 2015, between Limbach Company LLC and Dunbar Mechanical Inc.

6.	Joint Venture Agreement, dated November 3, 2014, between Limbach Company LLC and Gunthorpe Plumbing & Heating, Inc.

7.	Joint Venture Agreement, dated April 20, 2015, between Limbach Company LLC and Gunthrope Plumbing & Heating, Inc.

8.	Joint Venture Agreement, dated October 19, 2015, between Limbach Company LLC and Gunthrope Plumbing & Heating, Inc.

9.	Joint Venture Agreement, dated December 1, 2015, between Limbach Company LLC and Watson Bros. Service Company Inc.

10.	Joint Venture Agreement, dated June 31, 2012, between Limbach Company LLC and Professional Mechanical Sales and Services, Inc.

11.	Joint Venture Agreement, dated October 8, 2015, between Limbach Company LLC and Professional MSL Mechanical Contractors, LLC.

12.	Joint Venture Agreement, dated February 16, 2012, between Limbach Company LLC and Professional MSL Mechanical Contractors, LLC (Detroit Building Authority – Public Safety Headquarters Project).

13.	Operating Agreement of MSL Limbach, dated October 7, 2011, between Limbach Company LLC and MSL Mechanical Contractors, LLC.

14.	Joint Venture Agreement, dated February 16, 2012, between Limbach Company LLC and MSL Mechanical Contractors, LLC (5 West/6 West Nursing Unit Renovations Project).

15.	Joint Venture Agreement, dated November 15, 2012, between Limbach Company LLC and MSL Mechanical Contractors, LLC.

16.	Joint Venture Agreement, dated December 22, 2014, between Limbach Company LLC and MSL Mechanical Contractors, LLC.

17.	Planned Maintenance Service Agreement, dated September 23, 2014, between HMPC and The Ohio State University Medical Center.

18.	Joint Venture Agreement, dated undated, between Limbach Company LLC and Rieck Services.

(d)

1.	Commercial Lease Agreement, dated September 9, 2011, between Harper Limbach LLC, as Tenant, and Eagle Creek 5 & 6, LLC, as Landlord, as amended by the Addendum, dated September 9, 2014, for the real property commonly known as 9051 Florida Mining Boulevard, Suite 103/104, Tampa, Florida.

2.	Commercial Lease Agreement, dated November 18, 2009, between Limbach Company LLC, as Tenant, and Jackson-Shaw / Brickyard Limited Partnership, LP, as Landlord, for the real property commonly known as 13261 Mid-Atlantic Boulevard, Laurel, Maryland (Building E).

3.	Lease Agreement, dated May 20, 2010, between Limbach Company LLC, as Tenant, and LIT-CHRIS/RIDGE, L.L.C., as Landlord, as amended by the First Amendment, dated June 1, 2013, and the Second Amendment, dated May 12, 2015, for the real property commonly known as 5C Chris Court, South Brunswick, New Jersey.

4.	General Indemnity Agreement, dated March 30, 2010, made by Harper Limbach LLC, Limbach Company LP f/k/a Western Air Limbach LP, Limbach Facility Services LLC, Limbach Company LLC, collectively as Principal/Indemnitor, Limbach Management Holding Company, LLC, Limbach Holdings LLC and FdG HVAC LLC, collectively as Indemnitor, in favor of Arch Insurance Company, as Surety.

5.	General Indemnity Agreement, dated March 11, 2016, made by MSL Limbach JV V, MSL Mechanical Contractors, LLC and Limbach Company LLC, as Indemnitors, in favor of Arch Insurance Company, Arch Reinsurance Company and any future or present subsidiary or affiliate of Arch Insurance Company, as Surety.

6.	General Agreement of Indemnity, dated July 12, 2016, made by Harper Limbach LLC, Limbach Facility Services LLC, Limbach Company LLC, Limbach Holdings LLC, Limbach Company LP, Harper Limbach Construction LLC, as Indemnitors, in favor of Travelers Casualty and Surety Company of America.

(f)	None.

(g)

1.	RCH Bed Tower Expansion & Renovation, dated June 17, 2014, between Skanska USA Building Inc. and Limbach Company LP.

2.	Detroit Entertainment & Events Center, dated October 21, 2015, between Barton Malow/Hunt, a Joint Venture, in Association with White Construction and MSL Limbach JV V.

3.	Boston Medical Center – Menino Addition and Renovation, dated March 11, 2014, between Suffolk Construction Co., Inc. and Limbach Company LLC.

4.	Washington Metropolitan Area Transit Authority Rehabilitation of Rail Yard Facilities (Yard-1), Dated September 18, 2013, between Potomac Construction Company, Inc. and Limbach Company LLC.

(h)	None.

(i)

1.	Agreement and Plan of Merger, dated March 23, 2016, by and among Limbach Holdings LLC, 1347 Capital Corp. and FdG HVAC LLC, solely in its capacity as the Limbach Holders’ Representative.

Schedule 5.26

Options and Warrants, Etc.

1.	4,600,000 warrants, each exercisable for one-half of one share common stock at an exercise price of $5.75 per half share ($11.50 per whole share);

2.	198,000 warrants, each exercisable for one-half of one share at an exercise price of $5.75 per half share ($11.50 per whole share);

3.	600,000 warrants, each exercisable for one share of common stock at an exercise price of $15.00 per shares;

4.	1,000,000 warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share;

5.	666,667 warrants, each exercisable for one share of common stock at an exercise price of $12.50 per share; and

6.	$10 million of convertible preferred stock.

Schedule 6.30

Post-Closing Matters

None.